  As filed with the Securities and Exchange Commission on July 30, 1999

                                                Registration No. 333-83857
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                            AMENDMENT NO. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ----------------
                             E-TEK DYNAMICS, INC.
            (Exact name of Registrant as specified in its charter)

                               ----------------
        Delaware                     3674                     592337308
     (State or other           (Primary Standard            (IRS Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or          Classification Code
      organization)                 Number)

                               1865 Lundy Avenue
                          San Jose, California 95131
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------
                            Michael J. Fitzpatrick
                Chairman, President and Chief Executive Officer
                             E-TEK Dynamics, Inc.
                               1865 Lundy Avenue
                              San Jose, CA 95131
                                (408) 546-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                  Copies to:
      Larry W. Sonsini         William N. Gerson            John L. Savva
       Neil J. Wolff           Matthew J. Lucero         Sullivan & Cromwell
       Aaron J. Alter        E-TEK Dynamics, Inc.      1888 Century Park East
 Wilson Sonsini Goodrich &     1865 Lundy Avenue             Suite 2100
           Rosati            San Jose, California  Los Angeles, California 90067
  Professional Corporation           95131                 (310) 712-6600
     650 Page Mill Road         (408) 546-5000
Palo Alto, California 94304
       (650) 493-9300

                               ----------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion. Dated July 29, 1999.

                                6,000,000 Shares

                     [LOGO OF E-TEK DYNAMICS APPEARS HERE]

                                  Common Stock

                                  -----------

  E-TEK Dynamics, Inc. is offering 4,000,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 2,000,000 shares. E-TEK will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

  The common stock is quoted on the Nasdaq National Market under the symbol "ETEK". The last reported sale price of the common stock on July 29, 1999 was $43.06 per share.

  See "Risk Factors" beginning on page 6 to read about the risk factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Initial price to public.........................................   $       $
Underwriting discount...........................................   $       $
Proceeds, before expenses, to E-TEK.............................   $       $
Proceeds, before expenses, to the selling stockholders..........   $       $

  To the extent that the underwriters sell more than 6,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 900,000 shares from certain of the selling stockholders at the initial price to public less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York, New York on August , 1999.

Goldman, Sachs & Co.

     Morgan Stanley Dean Witter

          Dain Rauscher Wessels
            a division of Dain Rauscher Incorporated

                 Schroder & Co. Inc.

                                    SoundView Technology Group

                                                      U.S. Bancorp Piper Jaffray

                                  -----------

                        Prospectus dated August  , 1999.

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding our company and our common stock being sold in this offering, including "Risk Factors" and our audited consolidated financial statements and their related notes, appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus. Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriters' option to purchase additional shares in the offering.

                                 E-TEK Dynamics

  We design, manufacture and sell high quality fiber optic components and modules for optical networks. Optical networks are being deployed by telecommunications service providers like AT&T and MCI WorldCom to address the demand for applications such as Internet access, e-mail, and electronic commerce that require high capacity, high speed data transmission. Our products are designed into optical systems built for these service providers' networks by telecommunications equipment manufacturers. Our products guide, route or amplify the light signals which transmit data within the network and include:

  . narrowband wavelength division multiplexers, commonly referred to as WDMs, which allow multiple communication signals to be carried on one fiber optic connection;

  . wideband wavelength division multiplexers, which are used in optical amplifiers to differentiate signals or enhance performance;

  . isolators, which act as one-way valves for optical signals, preventing the light from traveling in the wrong direction;

  . couplers, which are used to combine or split optical signals; and

  . micro-optic integrated components, which combine two or more of the above optical component functions into a single package.

  Our products are deployed in land-based and undersea long distance networks, as well as in cable and metropolitan area networks. Our customers include many of the leading telecommunications equipment manufacturers, including Alcatel, CIENA, Corning, Fujitsu, Lucent, Nortel and Pirelli.

  Many service providers have increased the capacity of their networks by installing fiber optic cable for long distance routes and, more recently, for metropolitan area networks. However, the increase in demand for high capacity, high speed data transmission has created capacity constraints on these networks. As service providers seek to address capacity constraints by installing new fiber or expanding the transmission capacity of existing fiber, we expect the demand for fiber optic components and modules to increase.

  We are focused on building on our position as a leading supplier of fiber optic components and modules in order to capture additional growth opportunities in the marketplace. The key elements of our strategic plan include:

  . Maintaining our technology leadership through investments in internal research and development;

  . Broadening our product base to include new products and more integrated modules;

  . Diversifying our customer base to be a key supplier to more leading telecommunications equipment manufacturers;

  . Increasing our presence in new markets such as cable and metropolitan area networks;

  . Enhancing and expanding our manufacturing capacity to be the low cost, high volume provider of high quality components;

  . Expanding our sales and marketing efforts; and

  . Continuing to expand through complementary acquisitions.

  We were incorporated in Florida in May 1983, reincorporated in California in September 1987 and reincorporated in Delaware in November 1998. Our principal executive offices are located at 1865 Lundy Avenue, San Jose, California 95131, and our telephone number is (408) 546-5000.

                                ----------------

  E-TEK, E-TEK Dynamics, the E-TEK Dynamics logo, Enabling Next-Generation Optical Networks, FibX, E-TEK ElectroPhotonics Solutions and Unifuse are our trademarks. All other brand names or trademarks appearing in this prospectus are the property of their respective owners.

                                 Recent Events

  On June 22, 1999, we completed the acquisition of ElectroPhotonics Corporation for a total purchase price of $41 million primarily comprised of stock and cash. ElectroPhotonics is a developer of components and modules for optical networks, including WDM components. ElectroPhotonics has developed two products for next-generation optical networks:

  . dispersion equalization modules, which are devices that ensure an optical signal arrives cleanly at the end of an optical fiber; and

  . optical performance monitors, which are devices that watch the optical signals passing through an optical fiber.

  ElectroPhotonics has become one of our business units. This business unit specializes in fiber Bragg grating technology, which complements our existing technology expertise. Fiber Bragg gratings separate and filter multiple wavelengths of light within the same fiber.

  On July 6, 1999, we purchased for $12 million in cash an additional equity interest in FibX Corporation. FibX is the Taiwanese manufacturing joint venture we formed with Walsin Lihwa Corporation in March 1998. FibX operates a fiber optic component manufacturing facility in Taiwan and employs approximately 175 people. We purchased the equity interest in FibX to secure low cost manufacturing in Taiwan. We now hold approximately 96% of FibX.

  On July 27, 1999, we signed a definitive agreement to acquire SMC Kaifa (Holdings) Ltd., an independent developer of fiber optic components, including WDM components and modules, circulators and isolators. The total purchase price, in stock and cash, is approximately $40 million. Kaifa has engineering and manufacturing operations in Sunnyvale, California and an interest in a Sino-foreign cooperative joint venture engaged in the manufacture of fiber optic components with operations in China. The closing of the transaction is subject to several conditions, including required governmental approvals. We cannot be certain that the acquisition will be completed.

                                  The Offering

Shares offered by E-TEK........................  4,000,000 shares
Shares offered by the selling stockholders.....  2,000,000 shares
Shares to be outstanding after the offering.... 66,054,438 shares
Use of proceeds................................ For general corporate purposes, including working capital and
                                                potential acquisitions.
Nasdaq National Market symbol.................. "ETEK"

  The total number of shares of common stock to be outstanding after the offering excludes 11,345,924 shares of common stock reserved for issuance under our stock option and stock purchase plans. Under these plans, options to purchase 5,738,778 shares at a weighted average exercise price of $11.75 were outstanding as of June 30, 1999.

                         Summary Financial Information
                     (in thousands, except per share data)

  The "as adjusted" balance sheet data below is adjusted to reflect the sale of our common stock at an assumed initial price to public of $43.06 per share, after deducting an assumed underwriting discount and offering expenses that we will pay.

                                             Fiscal Year ended June 30,
                                      -----------------------------------------
                                       1995    1996    1997     1998     1999
                                      ------- ------- ------- -------- --------
Consolidated Statement of Operations
 Data:
Net revenues........................  $31,661 $40,382 $73,076 $106,924 $172,664
Gross profit........................   21,209  25,670  42,477   57,861   87,541
Operating expenses:
 Research and development...........    2,270   2,444   3,953    7,702   14,687
 Selling, general and
  administrative....................    6,697   8,773  15,290   21,097   24,516
 Purchased in-process research &
  development.......................      --      --      --       --     4,207
 Amortization of intangibles........      --      --      --       --       300
Operating income....................   12,242  14,453  23,234   29,062   43,831
Net income..........................    7,706   9,271  15,148   17,924   27,625
Net income available to common
 stockholders.......................  $ 7,706 $ 9,271 $15,148 $  8,903 $ 23,743
Net income per share:
 Basic..............................  $  0.15 $  0.19 $  0.30 $   0.39 $   0.55
 Diluted............................  $  0.15 $  0.19 $  0.30 $   0.32 $   0.45
Shares used in net income per share
 calculations:
 Basic..............................   50,000  50,000  50,000   22,970   43,152
 Diluted............................   50,000  50,000  50,000   55,561   61,746

                                                               June 30, 1999
                                                            --------------------
                                                             Actual  As Adjusted
                                                            -------- -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents.................................. $ 55,090  $219,700
Working capital............................................   66,543   231,153
Total assets...............................................  230,496   395,106
Long-term obligations, net of current portion..............   21,513    21,513
Stockholders' equity.......................................  149,673   314,283

                                 RISK FACTORS

  This offering involves a high degree of risk. You should carefully consider the risks described below before making an investment decision.

If one of our small number of major customers delays or reduces purchases, our revenues will decline.

  Historically, a small number of customers have accounted for a significant portion of our revenues. In fiscal year 1999, our three largest customers and their related entities accounted for 64.0% of our revenues. If any one of those customers reduces or delays its purchases, our revenues will decline. We expect that we will continue to depend on sales to a small number of large customers for the foreseeable future. Our customers also have and will continue to have the negotiating leverage to obtain price reductions.

  The telecommunications equipment industry is dominated by a small number of large companies and is currently consolidating. Consolidation reduces the number of potential customers in the industry, and may increase our dependence on a small number of customers.

If our customers are not selected for new telecommunications equipment deployments, our shipments and revenues will be reduced.

  Sales of our components depend on sales of fiber optic telecommunications equipment, which are shipped in quantity when telecommunications service providers add capacity. Equipment manufacturers compete for sales in each capacity deployment. If equipment manufacturers that use our products in their products do not win a contract, their demand for our products will decline, reducing our future revenues. Similarly, a delay in selecting equipment manufacturers for a deployment could delay our shipments and revenues.

We depend on sales of wavelength division multiplexing products, so a decline in sales of these products would materially reduce our revenues.

  A small number of products have historically accounted for a majority of our net revenues. In particular, sales of wavelength division multiplexing components and modules accounted for 38.3% of our revenues in fiscal year 1999. We expect sales of WDMs to be a majority of our fiscal 2000 revenues. If sales of this product line decline, our overall revenues will be lower, which could result in operating losses. We may not be successful in taking steps to mitigate the risks associated with reduced demand for our existing products.

If we cannot obtain an adequate supply of thin film filters, our wavelength division multiplexing product revenues may decline.

  Thin film filters are a key raw material for wavelength division multiplexers. Revenues from wavelength division multiplexer sales represented 38.3% of our total fiscal 1999 revenues and 41.7% of our total revenues in the fourth quarter of fiscal 1999 and are expected to increase to more than 50% of our total revenues in fiscal 2000. In the fourth quarter of fiscal 1999 we experienced a shortage of thin film filters, which limited our ability to ship product and generate revenues. Filter production is a complex and sensitive process which is difficult to replicate, and we may face shortages of these filters in the future.

We expect the price of our existing products to decline, and if we do not reduce our manufacturing costs, our gross margins will decline and we could incur losses.

  The fiber optic component industry is very competitive and is characterized by declining prices. We believe that since average selling prices are declining rapidly, we must increase our manufacturing capacity and greatly increase unit volume sold in order to maintain our existing revenues. If we add capacity, we increase our fixed costs, and also further increase the level of unit sales we must achieve to maintain operating margins. As a result, if we are unable to continuously reduce our manufacturing costs, our net revenues and gross margins would decline. These industry-wide price declines result from factors such as:

  . increased competition for business;

  . a limited number of potential customers;

  . competition from companies with lower labor and production costs;

  . introduction of new products by competitors; and

  . greater economies of scale for higher volume manufacturers.

Our customers are not obligated to buy material amounts of our products and may cancel or defer purchases on short notice.

  Our customers typically purchase our products under individual purchase orders and may cancel or defer purchases on short notice without significant penalty. While we have recently announced long-term contracts with some of our customers, these contracts do not obligate the customers to buy material amounts of our products. Accordingly, sales in a particular period are difficult to predict. Decreases in purchases, cancellations of purchase orders or deferrals of purchases may have a material adverse effect on us, particularly if we do not anticipate them.

We depend on a limited number of suppliers, and we may not be able to ship products on time if we are unable to obtain an adequate supply of raw materials and equipment on a timely basis.

  We depend on a limited number of suppliers of raw materials and equipment used to manufacture our products. Some of our suppliers are sole sources. We typically do not have long-term agreements with our suppliers, and, therefore, our suppliers generally may stop supplying materials and equipment to us at any time. The reliance on a sole or limited number of suppliers could result in delivery problems and reduced control over product pricing and quality.

Our quarterly operating results are subject to significant fluctuations, and you should not rely on them as an indication of our future performance.

  Our revenues and operating results have fluctuated significantly from quarter-to-quarter in the past and may fluctuate significantly in the future as a result of several factors, some of which are outside of our control. These factors include:

  . the size and timing of customer orders;

  . our ability to manufacture and ship our products on a timely basis;

  . our ability to obtain sufficient supplies to meet our product manufacturing needs;

  . our ability to meet customer product specifications and qualifications;

  . our ability to sustain high levels of quality across all product lines;

  . changes in our product mix;

  . customers' ability to cancel and reschedule orders;

  . seasonality of customer demand; and

  . difficulties in collecting accounts receivable.

  Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations may be below the expectations of public market analysts and investors. This could adversely affect the trading price of our common stock.

Our operating results may fluctuate because our product sales cycle is long and unpredictable.

  To date, our customers have taken a long time to reach a decision to purchase our products. This long sales cycle may cause our revenues and operating results to vary unpredictably from period to period. The period of time between our initial contact with a customer and the receipt of an actual purchase order may span a year or more. In addition, customers perform, and require us to perform, extensive product evaluation and testing of new components before purchasing them.

The markets in which we operate are highly competitive, which could result in lost sales and lower revenues.

  The market for fiber optic components is intensely competitive, which could result in existing customers rapidly shifting their orders to competitors. Because many of our competitors have significantly greater financial and other resources than we have, they may be able to more quickly:

  . respond to new technologies or technical standards;

  . react to changing customer requirements and expectations;

  . devote greater resources to the development, production, promotion and sale of products; and

  . deliver competitive products at lower prices.

  In addition, some of our customers have fiber optic component manufacturing capabilities, which may represent further competition and lost sales opportunities if those customers choose to manufacture and sell products that they currently purchase from us.

As our competitors consolidate, they may offer products or pricing which we cannot meet, which could cause our revenues to decline.

  Consolidation in the fiber optic component industry could intensify the competitive pressures that we face. For example, two of our competitors, JDS Fitel and Uniphase have merged. The merged company has announced its intention to offer more integrated products that could make our products less competitive.

If we do not achieve our planned revenues, we could incur operating losses because our expenses are fixed in the short term.

  We make manufacturing and related capital expenditures in anticipation of a level of customer orders that may vary over multiple quarters. Our expenditures are largely based on anticipated future sales and a significant portion of our expenses is fixed in the short term. If anticipated levels of customer orders are not received, we may not be able to reduce our expenses quickly enough to prevent a decline in our gross margins and operating income.

If we do not plan our manufacturing expansion accurately, we could lose sales and customer relationships.

  Expanding our manufacturing capacity requires substantial time to build out and equip facilities and train personnel. If we receive orders substantially in excess of our planned capacity, we might not be able to fulfill them quickly enough to meet customer requirements. Our inability to deliver products timely could enable competitors to win business from our customers. Since customers often design a component into their equipment, this could result in a permanent loss of a customer for one or more of our components.

If we cannot expand our manufacturing facilities or qualify new production lines with customers, our revenues could decline.

  We are in the process of increasing our manufacturing capacity at our existing facilities as well as pursuing the expansion of overseas manufacturing in Taiwan and China. The development of overseas manufacturing capabilities involves significant risks, including:

  . unanticipated cost increases;

  . unavailability or late delivery of equipment;

  . unforeseen environmental or engineering problems;

  . personnel recruitment delays; and

  . political instability.

  Any one of these risks could have a material adverse effect on the start up or operation of new facilities. Once developed, many customers require qualification of the manufacturing line before they will purchase any products from that line. Delays in the qualification process or a customer's inability to qualify a new manufacturing line could have a negative impact on our revenues.

If we fail to maintain acceptable manufacturing yields, we may need to delay product shipments and our gross margins could be impaired.

  The manufacture of our products involves highly complex and labor intensive processes, requiring production in controlled and clean environments. If we do not meet these requirements, our manufacturing yields, which is the percentage of our products which meet customer specifications, could decline, resulting in product shipment delays, possible lost revenue opportunities, and impaired gross margins. In response to changes in product specifications and customer needs, our manufacturing process may experience changes that could significantly reduce manufacturing yields. Our production yields could also be lower if we receive or inadvertently use defective or contaminated materials from our suppliers. Some of our manufacturing lines have experienced and may continue to experience lower than expected production yields. We cannot be sure that our manufacturing facilities will achieve or maintain acceptable yields in the future.

Our revenues would suffer if a key sales representative or distributor were to stop selling or reduce sales of our products.

  We sell substantially all of our products through a network of independent sales representatives and distributors, the majority of whom have exclusive rights to sell our products in certain territories. There is a risk that our independent sales representatives and distributors may discontinue sales of our products in order to switch to representing one or more of our competitors, which would result in reduced revenue for us. In addition, some of our customers have requested to purchase our products directly from us, which may give some of our affected independent sales representatives and distributors less incentive to sell our products.

New technologies or industry standards could make our products noncompetitive, decreasing our sales.

  New technologies are emerging due to increased competition and customer demand. The introduction of new products incorporating new technologies or the emergence of new industry standards could make our existing products noncompetitive. For example, new technologies are being developed in the design of wavelength division multiplexers that compete with the thin film filters that we employ. Our future results will depend on our ability to successfully develop and introduce a variety of new products and product enhancements.

If our new product introductions are delayed, or if our new products have defects, our revenues would be harmed and our costs could increase.

  Our products are complex and new products may take longer to develop than originally anticipated. These products may contain defects when first introduced or as new versions are released. If we do not introduce new products in a timely manner, we will not obtain incremental revenues from these products or be able to replace more mature products with declining revenues or gross margins. Customers that have designed our new components into their products could instead purchase components from our competitors, resulting in lost revenue over a longer term. We could also incur unanticipated costs in attempting to complete delayed new products or to fix defective products.

Acquisitions and investments may adversely affect our business.

  We regularly review acquisition and investment prospects that would complement our existing product offerings, augment our market coverage, secure supplies of critical materials or enhance our technological capabilities. Acquisitions or investments could result in a number of financial consequences, including:

  . potentially dilutive issuances of equity securities;

  . large one-time write-offs;

  . reduced cash balances and related interest income;

  . higher fixed expenses which require a higher level of revenues to maintain gross margins;

  . the incurrence of debt and contingent liabilities; and

  . amortization expenses related to goodwill and other intangible assets.

  Furthermore, acquisitions involve numerous operational risks, including:

  . difficulties in the integration of operations, personnel, technologies, products and the information systems of the acquired companies;

  . diversion of management's attention from other business concerns;

  . diversion of resources from our existing businesses, products or technologies;

  . risks of entering geographic and business markets in which we have no or limited prior experience; and

  . potential loss of key employees of acquired organizations.

We may not be able to recruit and retain the personnel we need to succeed.

  We heavily depend upon our ability to attract and retain highly-skilled technical personnel, who have advanced skills and experience in the specialized field of fiber optics. If we cannot hire or retain these technical personnel, our product development programs may be delayed and our customer support efforts may be less effective. In addition, most of our operations are located in Silicon Valley, where it has become increasingly difficult to find qualified personnel in all areas of our business. If we are unable to hire the necessary managerial, sales and marketing personnel, we may not be able to grow our revenues.

Our international sales could be delayed or could have costs which would lower their contribution to our gross profit.

  We generate a significant portion of our revenues from sales to companies located outside the United States, principally in Europe. As a result, a significant portion of our sales faces risks inherent in international operations, including:

  . government controls, which can delay sales or increase our costs;

  . export licensing requirements and restrictions, which can delay or prevent sales;

  . tariffs and other trade barriers, which can increase our costs and make our products uncompetitive; and

  . greater difficulty in accounts receivable collection and longer collection periods, which can increase our need for working capital.

  Currently, almost all of our international sales are U.S. dollar denominated. As a result, our customers' orders could fluctuate significantly based upon changes in our customers' currency exchange rates in relation to the U.S. dollar. A large increase in the value of the U.S. dollar could make our products more expensive to our foreign customers, resulting in cancelled or delayed orders and decreased revenues.

Our international operations expose us to additional costs, some of which we cannot predict.

  Our recent expansion of our operations into other countries, such as Canada, Taiwan and China, has increased both the administrative complications we must manage and our exposure to currency fluctuations. If we cannot comply with local regulations, we could incur unexpected costs and potential litigation. Our international operations could cause our average tax rate to increase. We could also incur expenses due to the exchange rate risk because many expenses relating to our international operations are denominated in foreign currencies, while our revenues are in U.S. dollars.

If we cannot protect or enforce our intellectual property rights, our competitive position may be impaired.

  Our success will depend, in part, on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect our proprietary technologies and processes. Despite our efforts to protect our proprietary technology and processes, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology without authorization, develop similar technology independently or design around our patents. Policing unauthorized use of our products is expensive and difficult, and we cannot be sure that the steps we have taken will prevent misappropriation or infringement of our intellectual property.

Intellectual property claims against us could cause our business to suffer.

  The telecommunications equipment industry is characterized by vigorous protection and pursuit of intellectual property rights. We have entered into indemnification obligations in favor of our customers and partners that could be triggered upon an allegation or finding that we infringe other parties' proprietary rights. In the past, we have received notifications alleging that we are infringing the intellectual property rights of third parties. Whether or not these claims are successful, we would likely incur significant costs and diversion of our resources defending these claims, which could have a material adverse effect on our business, financial condition and results of operations.

We could incur costs and experience disruptions complying with environmental regulations.

  We handle small amounts of hazardous materials as part of our manufacturing activities. Although we believe that we have complied with all applicable environmental regulations in connection with our operations, we may be required to incur environmental remediation costs to comply with current or future environmental laws.

Our operations could be disrupted by natural disasters.

  Our facilities are susceptible to damage from earthquakes as well as from fire, floods, loss of power or water supply, telecommunications failures and similar events. Any of these events could significantly disrupt our operations.

Our business could be disrupted by year 2000 compliance issues.

  Many current installed computer systems and software products are coded to accept only two-digit entries in the date code field and need to be upgraded or replaced in order to correctly process dates beginning in 2000 and achieve year 2000 compliance. Although we believe our own software is year 2000 compliant, we may be wrong. If we are wrong, we could face unexpected expenses to fix the problems or significant disruptions of our business, which could have a material adverse affect on our business, financial condition and results of operations.

  We also rely on external systems and software of third parties that may not be year 2000 compliant. None of these systems are under our control. Consequently, our business could be adversely affected by disruptions in the operations of enterprises with which we interact. If our suppliers, particularly our sole source suppliers, encounter year 2000 problems and are unable to manufacture or deliver supplies to us, our ability to manufacture and sell our products could be materially and adversely affected. Furthermore, we have not assessed the year 2000 compliance of our customers. If our customers encounter year 2000 problems, these customers may be forced to devote significant resources to fixing these problems and as a result, reduce purchases of our products. We do not currently have in place any contingency plans for our operations if year 2000 issues are not resolved in time or go undetected. The incomplete or untimely resolution of any of these issues could have a material adverse affect on our business, financial condition and results of operations.

Our stock price could fluctuate significantly.

  The market price of our common stock could fluctuate significantly in response to various factors and events, including:

  . operating results below market expectations;

  . announcements of technological innovations or new products by us or our competitors;

  . loss of a major customer;

  . changes in, or our failure to meet, financial estimates by securities analysts;

  . industry developments;

  . economic and other external factors; and

  . period-to-period fluctuations in our financial results.

  In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Past stock price performance is not an indication of future performance.

Future sales of shares could adversely affect our stock price.

  Sales of a substantial number of shares of common stock after this offering could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. For a description of the shares of our common stock that are available for future sale, see "Shares Eligible for Future Sale".

Our principal stockholders own a significant percentage of our common stock and will be able to control the outcome of matters requiring stockholder approval.

  Our founders, officers, directors and their affiliates will, in the aggregate, beneficially own approximately 64.6% of our outstanding shares after this offering. Our founders, Theresa Pan and

Jing Jong Pan, will collectively own 24.2% of our outstanding shares after this offering, and entities related to Summit Partners, L.P. will own 32.8% of our shares after this offering. As a result, these groups acting together will be able to control, or acting independently will be able to substantially influence, the outcome of all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This ability may have the effect of delaying or preventing a change in control of E-TEK, or causing a change in control of E-TEK that may not be favored by our other stockholders. See "Principal and Selling Stockholders".

Our certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a takeover.

  Certain provisions of our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, us. For example, our certificate of incorporation and bylaws allow us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders, provide for a classified board of directors, eliminate the right of stockholders to call a special meeting of stockholders and eliminate the right of stockholders to act by written consent. See "Description of Capital Stock".

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  We have made forward-looking statements in this prospectus, all of which are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future business success or financial results. Such forward-looking statements include, but are not limited to, statements as to our expectations regarding:

  .  our future revenue opportunities;

  .  the future growth of our customer base;

  . our future expense levels (including research and development, selling, general and administrative expenses and amortization of goodwill and other intangibles);

  .  our future capital needs;

  .  the effect of the year 2000 situation;

  .  our dependence on sales to a small number of large customers;

  .  the emergence of new technologies;

  . our expansion of our direct sales force and network of independent sales representatives;

  .  our investment in new product development and enhancements;

  .  our expansion of our product lines;

  .  our intention to strengthen customer relationships;

  . our expansion into new markets, such as cable and metropolitan area networks;

  .  our acquisitions of complementary products, technologies and businesses;

  . the increases in our level of manufacturing automation and expansion into additional facilities;

  .  the expansion of our manufacturing capacity;

  .  our use of net proceeds;

  .  our intentions regarding retained earnings and dividends; and

  .  future financial pronouncements.

When we use words such as "believe," "expect," "anticipate" or similar words, we are making forward-looking statements.

  You should note that an investment in our common stock involves risks and uncertainties that could affect our future business success or financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

  We believe that it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. Before you invest in our common stock, you should be aware that the occurrence of the events described in the risk factors and elsewhere in this prospectus could materially and adversely affect our business, financial condition and operating results. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

  We estimate that the net proceeds from the sale of the 4,000,000 shares of common stock we are selling in the offering will be approximately $164.6 million, based on an assumed initial price to public of $43.06 per share and after deducting an assumed underwriting discount and estimated offering expenses. We will not receive any proceeds from the sale of shares being sold by the selling stockholders.

  We intend to use the net proceeds for working capital and general corporate purposes, including to fund potential acquisitions. In the ordinary course of business, we evaluate potential acquisitions of, or investments in, complementary businesses or products. Other than the acquisition of Kaifa, we currently have no understandings, commitments or agreements with respect to any material acquisition of, or investment in, other businesses, products or technologies. Until we use the net proceeds for any purpose, we will invest the funds in short-term, interest-bearing, investment grade obligations.

                          PRICE RANGE OF COMMON STOCK

  Our common stock has been quoted on the Nasdaq National Market under the symbol "ETEK" since December 2, 1998, the date of our initial public offering. The following table shows the high and low closing sale prices for the common stock as reported on the Nasdaq National Market for the periods indicated below:

                                                                   High   Low
                                                                  ------ ------
   Fiscal year ended June 30, 1999
   Second Quarter (from December 2, 1998)........................ $27.13 $20.06
   Third Quarter................................................. $36.38 $23.31
   Fourth Quarter................................................ $50.50 $30.50
   Fiscal year ending June 30, 2000
   First Quarter (through July 29, 1999)......................... $47.84 $40.75

  The last reported sale price for our common stock on the Nasdaq National Market was $43.06 per share on July 29, 1999. As of July 22, 1999, there were approximately 297 holders of record of our common stock.

                                DIVIDEND POLICY

  We have never paid or declared any cash dividends on our common stock. We currently intend to retain earnings to finance the growth and development of the business and, therefore, we do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth:

  . our actual capitalization as of June 30, 1999, and

  . our capitalization as adjusted to give effect to the sale of 4,000,000 shares of our common stock at an assumed initial price to public of $43.06 per share after deducting an assumed underwriting discount and estimated offering expenses that we will pay.

  You should read this table in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

  The outstanding share information in the table below excludes 11,345,924 shares of common stock reserved for issuance under our stock option and purchase plans. Under the plans, options to purchase 5,738,778 shares at a weighted average exercise price of $11.75 were outstanding as of June 30, 1999.

                                                             June 30, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands)
Capital lease obligations, net of current portion........ $  2,281   $  2,281
                                                          --------   --------
Long-term debt, net of current portion...................   19,232     19,232
                                                          --------   --------
Stockholders' equity:
 Common stock, $.001 par value, 300,000,000 shares
  authorized; 62,054,438 shares issued and outstanding
  (actual); 66,054,438 shares issued and outstanding (as
  adjusted)..............................................       63         67
 Additional paid-in capital..............................  216,124    380,730
 Notes receivable from stockholders......................  (11,454)   (11,454)
 Deferred compensation...................................   (3,805)    (3,805)
 Distribution in excess of net book value................  (83,901)   (83,901)
 Retained earnings.......................................   32,646     32,646
                                                          --------   --------
   Total stockholders' equity............................  149,673    314,283
                                                          --------   --------
     Total capitalization................................ $171,186   $335,796
                                                          ========   ========

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended June 30, 1997, 1998 and 1999, and the consolidated balance sheet data at June 30, 1998 and 1999 are derived from audited consolidated financial statements included in this prospectus. The consolidated statement of operations data for the fiscal years ended June 30, 1995 and 1996 and the consolidated balance sheet data at June 30, 1995, 1996 and 1997 are derived from audited consolidated financial statements not included in this prospectus. A description of the mandatorily redeemable convertible preferred stock (all of which converted into our common stock in our initial public offering in December 1998) and related accretion for fiscal 1998 and 1999 is included in Note 8 of the notes to the audited consolidated financial statements included elsewhere in this prospectus.

                                         Fiscal Year ended June 30,
                                  ---------------------------------------------
                                   1995     1996     1997      1998      1999
                                  -------  -------  -------  --------  --------
                                    (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Net revenues....................  $31,661  $40,382  $73,076  $106,924  $172,664
Cost of goods sold..............   10,452   14,712   30,599    49,063    85,123
                                  -------  -------  -------  --------  --------
 Gross profit...................   21,209   25,670   42,477    57,861    87,541
                                  -------  -------  -------  --------  --------
Operating expenses:
 Research and development.......    2,270    2,444    3,953     7,702    14,687
 Selling, general and
  administrative................    6,697    8,773   15,290    21,097    24,516
 Purchased in-process research
  and development...............      --       --       --        --      4,207
 Amortization of intangibles....      --       --       --        --        300
                                  -------  -------  -------  --------  --------
  Total operating expenses......    8,967   11,217   19,243    28,799    43,710
                                  -------  -------  -------  --------  --------
Operating income................   12,242   14,453   23,234    29,062    43,831
Interest income.................       84      408      962     1,992     3,784
Interest expense................      (54)     (66)    (571)     (988)   (1,573)
                                  -------  -------  -------  --------  --------
Income before income taxes......   12,272   14,795   23,625    30,066    46,042
Provision for income taxes......    4,566    5,524    8,477    12,142    18,417
                                  -------  -------  -------  --------  --------
Net income......................    7,706    9,271   15,148    17,924    27,625
Convertible preferred stock
 accretion......................      --       --       --      9,021     3,882
                                  -------  -------  -------  --------  --------
Net income available to common
 stockholders...................  $ 7,706  $ 9,271  $15,148  $  8,903  $ 23,743
                                  =======  =======  =======  ========  ========
Net income per share:
 Basic..........................  $  0.15  $  0.19  $  0.30  $   0.39  $   0.55
 Diluted........................  $  0.15  $  0.19  $  0.30  $   0.32  $   0.45
Shares used in net income per
 share calculations:
 Basic..........................   50,000   50,000   50,000    22,970    43,152
 Diluted........................   50,000   50,000   50,000    55,561    61,746

                                                  June 30,
                                  ---------------------------------------------
                                   1995     1996     1997      1998      1999
                                  -------  -------  -------  --------  --------
                                               (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents.......  $ 3,992  $ 8,026  $ 8,259  $ 21,918  $ 55,090
Working capital.................    9,464   18,342   27,706    33,582    66,543
Total assets....................   16,665   26,709   61,760    90,378   230,496
Long-term obligations, net of
 current portion................      --       --     9,577    13,808    21,513
Mandatorily redeemable
 convertible preferred stock....      --       --       --    125,144       --
Stockholders' equity (deficit)..   11,680   20,951   36,099   (74,498)  149,673

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  We design, manufacture and sell high quality fiber optic components and modules for optical networks. Optical networks are being deployed by telecommunications service providers like AT&T and MCI WorldCom to address the demand for applications such as Internet access, e-mail, and electronic commerce that require high capacity, high speed data transmission. Our products are designed into optical systems built for these service providers' networks by telecommunications equipment manufacturers. Our products guide, route or amplify the light signals which transmit data within the network.

  We generate revenues primarily from the sale of fiber optic components and modules. Revenues from product sales are generally recognized at the time the product is shipped, with provisions established for estimated product returns and allowances. A relatively small number of telecommunications equipment manufacturers have accounted for a significant portion of our revenues to date, and we expect that this trend will continue for the foreseeable future. This has historically resulted in uneven orders and fluctuating demand for our products. In fiscal 1999 our three largest customers were Alcatel and related entities, Corning and Pirelli. During that period, sales to Alcatel and related entities accounted for 35.2% of our revenues, sales to Corning accounted for 17.3%, and sales to Pirelli accounted for 11.6%.

  The fiber optic component industry is characterized by rapidly declining average selling prices, increasing unit volumes and declining margins. While these price declines have negatively affected our margins, they have been accompanied by increased unit sales.

  In June 1999, we acquired ElectroPhotonics in Canada for a total acquisition cost of $41.5 million, primarily comprised of 400,062 shares of our common stock with a market value of $13.7 million and cash of $26.7 million. We accounted for the transaction as a purchase. We allocated $4.2 million of the purchase price to in-process research and development, which was expensed at the time of the acquisition, and $34.9 million of goodwill and other intangibles, which will generally be amortized over three years.

  In July 1999, we increased our ownership in FibX, our joint venture in Taiwan, from 45.3% to 95.9% for $12.0 million in cash. We estimate that we will record $6.0 million of goodwill and other intangibles, which will be amortized over three years.

  On July 27, 1999, we signed a definitive agreement to acquire SMC Kaifa (Holdings) Ltd., for a total purchase price of 697,000 shares of our common stock and cash of $12.0 million. We estimate that the purchase will result in approximately $36.0 million of goodwill and other intangible assets which will be amortized over three years. The closing of the transaction is subject to several conditions, including required governmental approvals. We cannot be certain that the acquisition will be completed.

Results of Operations

  The following table sets forth, for the fiscal years indicated, the percentage of net revenues represented by the line items reflected in our audited consolidated statements of operations:

                              Fiscal Year Ended June 30,
                              ----------------------------
                                1997      1998      1999
                              --------  --------  --------
Net revenues................     100.0%    100.0%    100.0%
Cost of goods sold..........      41.9      45.9      49.3
                              --------  --------  --------
  Gross profit..............      58.1      54.1      50.7
                              --------  --------  --------
Operating expenses:
  Research and
   development..............       5.4       7.2       8.5
  Selling, general and
   administrative...........      20.9      19.7      14.2
  Purchased in-process
   research and development
   .........................       --        --        2.4
  Amortization of
   intangibles..............       --        --        0.2
                              --------  --------  --------
    Total operating
     expenses...............      26.3      26.9      25.3
                              --------  --------  --------
Operating income............      31.8      27.2      25.4
Interest income.............       1.3       1.8       2.2
Interest expense............      (0.8)     (0.9)     (0.9)
                              --------  --------  --------
Income before income taxes..      32.3      28.1      26.7
Provision for income taxes..      11.6      11.4      10.7
                              --------  --------  --------
Net income..................      20.7%     16.7%     16.0%
                              ========  ========  ========

 Comparison of fiscal years ended June 30, 1997, 1998 and 1999

  Net Revenues. Net revenues increased 46.2% from $73.1 million in fiscal 1997 to $106.9 million in fiscal 1998. Net revenues increased 61.5% from $106.9 million in fiscal 1998 to $172.7 million in fiscal 1999. The primary reason for the increase from fiscal 1997 to fiscal 1998 was increased unit shipments of our isolators, WDMs, couplers, and micro-optic integrated components. The primary reason for the increase from fiscal 1998 to fiscal 1999 was increased unit shipments of WDMs, couplers, and micro-optic integrated components. Fiscal 1998 and fiscal 1999 net revenues also increased due to growth in sales of products for undersea applications. In the fourth quarter ended June 30, 1999, we experienced a shortage of thin film filters, which limited our ability to ship products and generate revenues. We may face shortages of these filters in the future.

  Gross Profit. Gross profit increased 36.2% from $42.5 million in fiscal 1997 to $57.9 million in fiscal 1998. Gross profit increased 51.3% from $57.9 million in fiscal 1998 to $87.5 million in fiscal 1999. Cost of goods sold consists of raw material costs, direct labor costs, warranty costs, royalties and overhead related to our manufacturing operations. Gross profit margins declined from 58.1% in fiscal 1997 to 54.1% in fiscal 1998 and to 50.7% in fiscal 1999. The gross profit margin declines over both fiscal years were primarily due to declining average selling prices and increased costs associated with the expansion of our manufacturing capacity to address future unit volume growth. In addition, we expect the purchase of a controlling interest in FibX will have an adverse impact on our margins until we can absorb the additional manufacturing capacity through increased revenues.

  Research and Development Expenses. Research and development expenses consist of compensation costs for personnel, depreciation of equipment, and prototype materials. Research and development expenses were $4.0 million in fiscal 1997, representing 5.4% of net revenues, and $7.7 million, or 7.2% of net revenues, in fiscal 1998. Research and development expenses for fiscal 1999, excluding purchased in-process research and development charges, were $14.7 million, or 8.5% of net revenues, a 90.7% increase over fiscal 1998. The growth in research and development expenses in both years was primarily due to the increase in research and development personnel and material costs. We expect that research and development expenses will continue to increase in fiscal 2000 in absolute dollars.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses consist of compensation costs for personnel, sales commissions, travel expenses, marketing programs, professional services, accounting, human resources, executive management and consulting. Selling, general and administrative expenses were $15.3 million in fiscal 1997, representing 20.9% of net revenues, and $21.1 million, or 19.7% of net revenues, in fiscal 1998. Selling, general and administrative expenses for fiscal 1999 were $24.5 million, or 14.2% of net revenues, representing a 16.2% increase over fiscal 1998. The increase in absolute dollars of expenditures over both periods reflected the hiring of additional sales, marketing and administrative personnel and increased commissions paid on higher revenues. We anticipate that our selling, general and administrative expenses will increase in absolute dollars in fiscal 2000.

  Purchased In-Process Research and Development and Goodwill Amortization. On June 22, 1999, we completed the acquisition of ElectroPhotonics. On that date, we recorded a one-time charge of $4.2 million representing purchased in-process technology that had not yet reached technological feasibility and had no alternative future use. We determined this value by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from these products, and discounting the net cash flows back to their present values. The discount rate includes a factor that takes into account the uncertainty surrounding the successful development of the purchased in-process technology. If we do not successfully develop these products, our revenues and profitability may be adversely affected in future periods. Additionally, the value of other intangible assets acquired may become impaired. Capitalized intangible assets resulting from the acquisition of ElectroPhotonics, including developed and core technologies and goodwill, amounted to $34.9 million. These assets are being amortized over their useful lives, generally three years. Such amortization amounted to $0.3 million for fiscal 1999. We estimate that as a result of the ElectroPhotonics and FibX acquisitions and, if completed, the Kaifa acquisition, amortization of goodwill and other intangibles will be approximately $26.0 million in each of the next three fiscal years. We may continue to buy technology in order to expand our product offering and bring products to the market in a timely fashion.

  Interest Income and Interest Expense. Our interest income was approximately $1.0 million for fiscal 1997, compared to $2.0 million in fiscal 1998 and $3.8 million for fiscal 1999. We earned interest income on our cash investments. We also recognized imputed interest income of $0.6 million in fiscal 1998 and $1.0 million in fiscal 1999 relating to notes receivable from stockholders. Interest expense, incurred on borrowings secured by our property and equipment, and on capital leases, was $0.6 million for fiscal 1997, compared to $1.0 million for fiscal 1998 and $1.6 million for fiscal 1999.

  Income Taxes. Our income tax provision was 35.9% in fiscal 1997, 40.4% in fiscal 1998 and 40.0% in fiscal 1999. The higher rate for fiscal 1998 is due to a permanent tax difference related to our investment in FibX. The higher rate for fiscal 1999 is due to a permanent difference related to our purchase of ElectroPhotonics.

  Net Income. Net income for fiscal 1997 was $15.1 million, or $0.30 per diluted share, compared to net income of $17.9 million, or $0.32 per diluted share, for fiscal 1998 and net income of $27.6 million, or $0.45 per diluted share, for fiscal 1999. Excluding the one time charge for purchased in-process research and development and amortization of goodwill and other intangibles related to the acquisition of ElectroPhotonics, net income would have been $30.3 million, or $0.49 per diluted share, for fiscal 1999.

  Net income available to common stockholders was $15.1 million in fiscal 1997, $8.9 million in fiscal 1998, and $23.7 million in fiscal 1999. Net income available to common stockholders in fiscal 1998 and fiscal 1999 reflect accretion relating to our convertible preferred stock of $9.0 million in fiscal 1998 and $3.9 million in fiscal 1999. All of our convertible preferred stock was converted into common stock on December 2, 1998 and, accordingly, we will not be recording accretion on this convertible preferred stock in future periods.

Quarterly Results of Operations

  The following tables set forth unaudited quarterly results for the eight fiscal quarters ended June 30, 1999, as well as such data expressed as a percentage of our net revenues for each quarter. This information has been presented on the same basis as our audited consolidated financial statements appearing elsewhere in this prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary to present fairly the unaudited quarterly results. This information should be read in conjunction with our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period. See "Risk Factors--Our quarterly operating results are subject to significant fluctuations, and you should not rely on them as an indication of future performance".

                                                   Three months ended
                          ----------------------------------------------------------------------------
                          Sep. 30,  Dec. 31,  Mar. 31,  June 30,  Oct. 2,  Jan. 1,  April 2,  June 30,
                            1997      1997      1998      1998     1998     1999      1999      1999
                          --------  --------  --------  --------  -------  -------  --------  --------
                                          (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Net revenues............  $27,309   $25,311   $23,729   $30,575   $32,942  $38,708  $49,472   $51,542
Cost of goods sold......   11,893    11,155    11,182    14,833    15,989   18,854   24,495    25,785
                          -------   -------   -------   -------   -------  -------  -------   -------
 Gross profit...........   15,416    14,156    12,547    15,742    16,953   19,854   24,977    25,757
                          -------   -------   -------   -------   -------  -------  -------   -------
Operating expenses:
 Research and
  development...........    1,655     1,746     1,921     2,380     3,076    3,255    4,233     4,123
 Selling, general and
  administrative........    5,198     5,112     5,168     5,619     5,395    5,748    7,065     6,309
 Purchased in-process
  research and
  development...........      --        --        --        --        --       --       --      4,207
 Amortization of
  intangibles...........      --        --        --        --        --       --       --        300
                          -------   -------   -------   -------   -------  -------  -------   -------
  Total operating
   expenses.............    6,853     6,858     7,089     7,999     8,471    9,003   11,298    14,939
                          -------   -------   -------   -------   -------  -------  -------   -------
Operating income........    8,563     7,298     5,458     7,743     8,482   10,851   13,679    10,818
                          -------   -------   -------   -------   -------  -------  -------   -------
Interest income.........      353       428       514       697       588      822    1,185     1,189
Interest expense........     (171)     (188)     (112)     (517)     (285)    (340)    (417)     (530)
                          -------   -------   -------   -------   -------  -------  -------   -------
Income before income
 taxes..................    8,745     7,538     5,860     7,923     8,785   11,333   14,447    11,477
Provision for income
 taxes..................    3,499     3,014     2,439     3,190     3,514    4,533    5,779     4,591
                          -------   -------   -------   -------   -------  -------  -------   -------
Net income..............    5,246     4,524     3,421     4,733     5,271    6,800    8,668     6,886
Convertible preferred
 stock accretion........    1,842     2,393     2,393     2,393     2,400    1,482      --        --
                          -------   -------   -------   -------   -------  -------  -------   -------
Net income available to
 common stockholders....  $ 3,404   $ 2,131   $ 1,028   $ 2,340   $ 2,871  $ 5,318  $ 8,668   $ 6,886
                          =======   =======   =======   =======   =======  =======  =======   =======
Net income per share:
 Basic..................  $  0.12   $  0.10   $  0.05   $  0.11   $  0.13  $  0.15  $  0.15   $  0.12
 Diluted................  $  0.10   $  0.08   $  0.06   $  0.08   $  0.09  $  0.11  $  0.14   $  0.11
Shares used in net
 income per share
 calculations:
 Basic..................   28,073    21,205    21,258    21,308    22,037   34,777   57,720    58,307
 Diluted................   51,922    55,007    57,222    58,092    58,573   60,125   63,719    64,051

                                                   Three months ended
                          ---------------------------------------------------------------------
                          Sep. 30, Dec. 31, Mar. 31, June 30, Oct. 2, Jan. 1, April 2, June 30,
                            1997     1997     1998     1998    1998    1999     1999     1999
                          -------- -------- -------- -------- ------- ------- -------- --------
As a Percentage of Total
 Revenues:
Net revenues............   100.0%   100.0%   100.0%   100.0%   100.0%  100.0%  100.0%   100.0%
Cost of goods sold......    43.5     44.1     47.1     48.5     48.5    48.7    49.5     50.0
                           -----    -----    -----    -----    -----   -----   -----    -----
Gross profit............    56.5     55.9     52.9     51.5     51.5    51.3    50.5     50.0
Operating expenses:
 Research and
  development...........     6.1      6.9      8.1      7.8      9.3     8.4     8.5      8.0
 Selling, general and
  administrative........    19.0     20.2     21.8     18.4     16.4    14.9    14.3     12.2
 Purchased in-process
  research
  and development.......     --       --       --       --       --      --      --       8.2
 Amortization of
  intangibles...........     --       --       --       --       --      --      --       0.6
                           -----    -----    -----    -----    -----   -----   -----    -----
  Total operating
   expenses.............    25.1     27.1     29.9     26.2     25.7    23.3    22.8     29.0
                           -----    -----    -----    -----    -----   -----   -----    -----
Operating income........    31.4     28.8     23.0     25.3     25.8    28.0    27.7     21.0
Interest income.........     1.3      1.7      2.2      2.3      1.8     2.1     2.4      2.3
Interest expense........    (0.6)    (0.7)    (0.5)    (1.7)    (0.9)   (0.8)   (0.9)    (1.0)
                           -----    -----    -----    -----    -----   -----   -----    -----
Income before income
 taxes..................    32.1     29.8     24.7     25.9     26.7    29.3    29.2     22.3
Provision for income
 taxes..................    12.8     11.9     10.3     10.4     10.7    11.7    11.7      8.9
                           -----    -----    -----    -----    -----   -----   -----    -----
Net income..............    19.3%    17.9%   14.4%     15.5%    16.0%   17.6%   17.5%    13.4%
                           =====    =====    =====    =====    =====   =====   =====    =====

Liquidity and Capital Resources

  Since inception, we have financed operations and met our capital expenditure requirements primarily through cash flows from operations and borrowings. Cash flows from operating activities were $13.5 million for fiscal 1997, $27.7 million for fiscal 1998 and $32.2 million for fiscal 1999. Cash flows from operating activities consisted primarily of net income, depreciation and amortization expenses, and increases in accrued liabilities and accounts payable, offset in part by increases in accounts receivable, inventories and deferred tax assets. In fiscal 1999, cash flows from operating activities also included purchased in-process research and development. At June 30, 1999, we had cash and cash equivalents of $55.1 million and working capital of $66.5 million.

  Net cash used in investing activities was $21.4 million for fiscal 1997, compared to $12.4 million for fiscal 1998 and $63.4 million for fiscal 1999. The cash used in fiscal 1997 and fiscal 1998 was primarily for capital expenditures. The cash used in fiscal 1999 was primarily for the purchase of ElectroPhotonics, which was $25.7 million, net of cash received, and capital expenditures of $41.8 million.

  On July 6, 1999, we acquired a controlling interest in FibX for cash of $12.0 million. On July 27, 1999, we entered into an agreement to acquire SMC Kaifa (Holdings) Ltd. for a total purchase price of 697,000 shares and cash of $12.0 million. Although we have no material commitments for capital expenditures, we expect to make capital expenditures in fiscal 2000 of approximately $50.0 million.

  Net cash provided in financing activities was $8.1 million in fiscal 1997, as compared to $1.6 million used in financing activities for fiscal 1998. The fiscal 1997 amount reflects the incurrence of $7.7 million in long-term debt. The fiscal 1998 amount reflects the net effect of our recapitalization, which was completed in July 1997. For a description of the recapitalization, see "Certain Transactions--Recapitalization" and Note 1 to our audited consolidated financial statements included elsewhere in this prospectus. Net cash provided by financing activities for fiscal 1999 was $64.4 million and consisted primarily of net proceeds of $43.4 million from the issuance of common stock in our initial public offering and borrowings on long-term debt of $20.2 million.

  Based on current plans and business conditions, we believe that our existing cash and equivalents, cash generated from operations, available equipment financing sources and proceeds from this offering will be sufficient to satisfy our anticipated cash requirements for at least the next twelve months.

  On January 1, 1999, the participating member countries of the European Union converted to a common currency, the euro. On that same date they established fixed conversion rates between their existing sovereign currencies and the euro. Even though legacy currencies are scheduled to remain legal tender in the participating countries as denominations of the euro until January 1, 2002, the participating countries will no longer be able to direct independent interest rates for the legacy currencies. The authority to set monetary policy will now reside with the new European Central Bank. We do not anticipate any material impact from the euro conversion on our financial information systems, which currently accommodate multiple currencies. We do not believe that the euro conversion issue will have any material impact on our pricing or market strategies or our financial condition and results of operations.

  At June 30, 1999, we had not entered into any agreements or purchased any financial instruments that expose us to material market risk.

Year 2000 Compliance

  Many computer programs use two digits rather than four to define the applicable year. Computer programs or hardware that have date sensitive software or chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in systems failures or miscalculations causing disruptions of operations for any company using computer programs or hardware.

  We rely on our systems, applications and control devices in operating and monitoring all major aspects of our business. We installed new Enterprise Resource Planning software during fiscal 1998 at a cost of approximately $1.0 million which we believe is year 2000 compliant. With respect to our own systems, we rely on the representations of our primary software vendors that their products are year 2000 compliant. Based in part on representations of our software vendors and our internal review of our information technology and non-information technology systems, software and devices, we believe our systems, software and devices are year 2000 compliant. However, the noncompliance of our systems, software and devices could severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations. Based on our assessment to date, we do not anticipate that costs associated with remediating any of our internal systems will be material.

  We also rely, directly and indirectly, on external systems of our customers, suppliers, creditors, financial organizations, utilities providers and governmental entities, both domestic and international. None of these systems is under our control. Consequently, we could be affected by disruptions in the operations of the enterprises with which we interact. Furthermore, the purchasing frequency and volume of customers or potential customers may be affected by year 2000 issues as companies expend significant resources to make their current systems year 2000 compliant. Some of our customers, including each of our three largest customers, have requested information from us concerning our exposure to year 2000 problems, the steps we have taken to resolve any year 2000 problems and what level of management attention is being focused on the issue.

  Similarly, we have sent inquiries to certain of our suppliers requesting substantially the same information from them. We have received representations from certain of our suppliers, including each of our sole source suppliers, as to the year 2000 compliance of their systems and products. We have not assessed the year 2000 compliance of our customers. If our customers encounter year 2000 problems that prevent their products from functioning properly, these customers may be forced to devote significant resources to fixing these problems and may reduce or suspend the manufacture of new telecommunications equipment during that time. As a result, our sales of components to these customers could be materially and adversely affected. In addition, if our suppliers, particularly our sole source suppliers, are unable to manufacture or deliver supplies to us as a result of year 2000 problems, our ability to manufacture and sell our products would be materially and adversely affected.

  We have not adopted a formal year 2000 contingency plan because, based on the information available to us, we believe that we do not have material exposure to significant business interruptions as a result of year 2000 compliance issues.

  The foregoing is a Year 2000 Readiness Disclosure as defined by the Year 2000 Information and Readiness Disclosure Act of 1998.

Recent Financial Pronouncements

  In June 1998, the Financial Accounting Standards Board issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect the adoption of SFAS 133 to have a material impact on our results of operations.

                                   BUSINESS

Overview

  We design, manufacture and sell high quality fiber optic components and modules for optical networks. Optical networks are being deployed by telecommunications service providers like AT&T and MCI WorldCom to address the demand for applications such as Internet access, e-mail, and electronic commerce that require high capacity, high speed data transmission. Our products are designed into optical systems built for these service providers' networks by telecommunications equipment manufacturers.Our products guide, route or amplify the light signals which transmit data within the network and include:

  . narrowband wavelength division multiplexers, commonly referred to as WDMs, which allow multiple communication signals to be carried on one fiber optic connection;

  . wideband wavelength division multiplexers, which are used in optical amplifiers to differentiate signals or enhance performance;

  . isolators, which act as one-way valves for optical signals, preventing the light from traveling in the wrong direction;

  . couplers, which are used to combine or split optical signals; and

  . micro-optic integrated components, which combine two or more of the above optical component functions into a single package.

  Our products are deployed in land-based and undersea long distance networks, as well as in cable and metropolitan area networks. Our customers include many of the leading telecommunications equipment manufacturers, including Alcatel, CIENA, Corning, Fujitsu, Lucent, Nortel and Pirelli.

Industry Background

  In order to meet the increase in demand for high capacity, high speed data transmission, networks have been evolving to optical technologies which offer several advantages. Within optical networks, transmission signals travel in the form of light at very high speeds. Additionally, each light signal can be divided into different colors or wavelengths. Each data-carrying wavelength can then be transmitted together with a large number of other wavelengths. This technology is known as wavelength division multiplexing, which is commonly referred to in the industry as WDM.

  Another important technology is the amplification of the optical signal. This is accomplished using optical amplifiers. Optical amplifiers create cost savings for service providers by reducing the need for expensive equipment that converts the optical signal to and from an electrical signal.

  Our components are the building blocks for WDM and optical amplifier systems, and, therefore, many of them are necessary to enable optical networking.

  Many service providers have increased the capacity of their networks by installing fiber optic cable for long distance routes and, more recently, for metropolitan area networks. However, the rapid increase in demand for high capacity, high speed data transmission has created capacity constraints throughout these networks. As service providers seek to address these capacity constraints by installing new fiber or expanding the transmission capacity of existing fiber, we expect the demand for fiber optic components and modules to increase.

  Today, service providers can address their capacity constraints by either installing new fiber or expanding the transmission capacity of existing fiber. The expansion of transmission capacity can be accomplished by utilizing technologies such as time division multiplexing and, more recently, WDM. Time division multiplexing increases the transmission speed of optical signals whereas WDM increases the number of optical signals transmitted simultaneously on a single fiber. Regardless of the method used for addressing capacity constraints, we expect the demand for optical networking equipment, including components, modules and systems, to increase.

  This increase in demand is driven by the service providers' need to provide subscribers with more services at lower costs. We are focused on building on our position as a leading supplier of fiber optic components and modules in order to capture additional growth opportunities in the marketplace.

Company Strategy

  Our goal is to provide a broad range of high quality components in large volumes for the telecommunications and cable markets. To meet this goal, we plan to:

  . Maintain and Expand Our Technology Leadership. We intend to continue to invest in new product development and product enhancements that will drive the growth of optical systems. As of June 30, 1999, we had over 100 U.S. patents issued and pending. We currently focus our product development efforts on components for growth areas such as WDM, optical amplification and optical switching. Our long-term goal is to supply the enabling optical components that will allow networks to avoid the need for the costly conversions between optical and electrical signals.

  . Design and Build Increasingly Integrated Components and Modules. We intend to continue expanding our product line with increasingly integrated components and modules. Expertise that we have developed in the design of our current components will help us to develop new and more integrated products. Additionally, we believe that there is growing demand from telecommunications equipment manufacturers for more integrated components and modules. Integration provides many benefits to our customers, including cost reductions as well as performance and reliability improvements. In addition, these integrated components allow telecommunications equipment manufacturers to design smaller systems.

  . Strengthen Existing and Develop New Customer Relationships. We believe that our strong customer relationships are a competitive advantage that enable us to more effectively target our product development and manufacturing efforts. We have established relationships with key telecommunications equipment manufacturers by working as a partner to solve their product needs. We intend to strengthen our existing customer relationships by continuing to deliver a high level of service and capitalize on our reputation for high quality products to penetrate new key accounts.

  . Increase Presence in Metropolitan Area and Cable Markets. We plan to extend beyond our traditional long distance markets into new markets, such as metropolitan area and cable networks. We believe that technological advancements and cost reductions in optical components and modules are beginning to enable the growth of optical networking into these markets.

  . Enhance and Expand Manufacturing Capabilities. Telecommunications equipment manufacturers are increasingly demanding higher volumes of components with shorter delivery lead times, higher quality and lower price. To meet these demands, we have been increasing our manufacturing capacity, investing in automated manufacturing processes and adding lower cost, offshore manufacturing facilities.

  . Expand Sales and Marketing Efforts. The target customer base for our optical components and modules requires a focused sales and marketing effort. We believe it is necessary to expand these efforts to improve service to existing customers and to effectively target new customers. We intend to selectively expand our direct sales force and network of independent sales representatives to serve existing customers and to pursue additional customer opportunities.

  . Pursue Complementary Acquisitions. To enhance our internal development, we intend to actively pursue acquisitions of complementary products, technologies and businesses. We have made two acquisitions to date and have signed an agreement to buy a third company. We plan to pursue opportunities that contribute new technologies and products, low cost manufacturing capabilities, or broadened customer relationships.

Technology and Products

  Fiber optic systems manufactured by our customers are used to send and receive communications signals. This requires transmitting, amplifying, multiplexing, isolating, routing, monitoring and receiving optical signals, which are typically carried by individual wavelengths of light. Many of the capabilities for these functions are enabled at the component level. We have developed a broad range of components to address these needs within optical networks.

  Our products are divided into five main categories: wavelength division multiplexing (WDM) components and modules, isolators, couplers, micro-optic integrated components and other products.

  WDM Components and Modules. We manufacture a number of different WDM components and modules. Our narrowband WDM multiplexer combines light sources of different wavelengths for simultaneous transmission along a single fiber. We also manufacture wideband WDM components for use in optical amplifiers. Wideband WDM components combine and separate wavelengths that are far apart, such as a transmission signal and an amplifying signal.

  Most of our WDM components use thin film filters to enable the transmission of specific optical wavelengths and the reflection of others. Thin film filters employ various coatings on glass to discriminate between wavelengths. This technology offers accuracy in separating wavelengths, low signal loss, and insensitivity to temperature change.

  Isolators. We currently offer a wide range of isolator products, including a high reliability isolator for undersea networks. An isolator prevents reflected signals from traveling past it in the wrong direction while still allowing the unimpeded passage of signals in the original direction. Our isolators offer low signal loss, which means that a high percentage of light passes through and only small amounts of light are lost.

  Couplers. We offer several types of couplers, which combine or split optical signals. Couplers are often used to tap off a small portion of a light stream for monitoring purposes or to distribute the signal to multiple points. We have developed a patented technology called Unifuse, which we believe produces more robust and reliable couplers.

  Micro-Optic Integrated Components. Micro-optic integrated components are modules that integrate two or more optical component functions into a single package. These functions include isolator, WDM and coupler functions. For example, we have developed a product that combines coupler and isolator functions into a single module for use in optical amplifiers. This integration reduces the total component count in a system and provides many benefits for our customers, including:

  . decreasing the need to store multiple components;

  . reducing the physical dimensions of the system;

  . lowering production costs; and

  . improving performance and reliability.

  We design and manufacture a range of micro-optic integrated components for a variety of applications.

  Other Products. We manufacture a variety of other components and modules that perform various functions within an optical system. These products include:

  . attenuators, which are used to adjust the strength of optical signals;

  . circulators, which are used to direct signals;

  . switches, which are used to flexibly reroute signals; and

  . wavelength lockers, which prevent the drifting of wavelengths at the transmission point.

  Currently, the majority of our products are designed into long distance networks. We recently began to offer these products for metropolitan and cable networks, which are areas that we expect will offer growth opportunities in the future.

  Through our recent acquisition of ElectroPhotonics, we have two additional products for optical networks:

  . Dispersion equalization modules, which ensure that an optical signal arrives cleanly at the end of an optical fiber. Different colors of light travel along an optical fiber at slightly different speeds, and light signals that carry information always have some small variation in the color of the light. The dispersion equalization modules cancel out those differences in speed so that all the colors of the light signal arrive at the same time.

  . Optical performance monitors, which watch the optical signals passing through an optical fiber. They count which wavelengths (colors) of light signals are present. They check to see how strong each wavelength signal is and whether it is interfering with other signals. As communication systems move more towards optical networks, these traffic monitors become increasingly important to prevent "optical gridlock."

Customers

  We sell our products primarily to telecommunications equipment manufacturers. Customers that purchased more than $1 million of our products in fiscal 1999 were:

  Alcatel Italia                       Fujitsu
  Alcatel ITS                          Lucent
  Alcatel Network Systems              MCI WorldCom
  Alcatel Submarine Networks           NEC
  Antec                                Nortel Networks
  CIENA                                Pirelli
  Corning                              Tyco International

  A small number of customers have historically accounted for a substantial portion of our net revenues. In fiscal 1999 our three largest customers were Alcatel and related entities, Corning and Pirelli. During that period, sales to Alcatel and related entities accounted for 35% of our revenues, sales to Corning accounted for 17%, and sales to Pirelli accounted for 12%.

  Developing strong relationships with telecommunications equipment manufacturers is a key focus of our sales efforts. We work closely with our customers from the initial product design through the manufacturing process to the delivery of the final product. This ongoing level of interaction enables us to better align our product development efforts with our customers' evolving product needs.

  Optical networking systems companies are beginning to develop next generation optical networks that will require optical components and modules. We are dedicating sales and marketing resources to both new and more established telecommunications equipment manufacturers.

Research and Development

  We currently have 117 employees engaged in research and development, including 61 engineers with advanced degrees, 29 of whom have Ph.D.s. We want to continue to develop core technologies with applications for product solutions in each of our target markets. Our research and development expenses, excluding purchased in-process research and development, were $14.7 million for fiscal 1999 and $7.7 million for fiscal 1998. We plan to continue to increase our research and development budget and staffing levels in fiscal 2000. The focus of our research and development will be to further broaden the product base and to improve the manufacturability and performance of existing products.

Manufacturing

  We currently manufacture our products at our facilities in San Jose, California, Ontario, Canada and Taipei, Taiwan. Our in-house manufacturing capabilities include product design, optical assembly, integration and testing of our components and modules. We maintain a system of optical assembly stations located in clean rooms to manufacture custom and standard products. Customer expectations for innovative product solutions, high volume capacity, high quality and on-time delivery require flexible manufacturing processes.

  Telecommunications equipment manufacturers require high quality and reliability in the components incorporated into their systems. We emphasize quality assurance through ongoing staff training and internal manufacturing systems and procedures throughout our various manufacturing processes.

  The materials that we require for the manufacture of our products are generally available from several sources, although a number of materials are available only from sole source suppliers. In the fourth quarter of fiscal 1999, we experienced a shortage of thin film filters from our suppliers, which caused delays in shipments, lost orders and reduced revenues. Specifically, the shortage was related to poor yields during the filter manufacturing process. Such a shortage could recur in the future. However, we have been expanding our internal thin film filter manufacturing capacity and are working internally and with our suppliers in an effort to improve yields.

  We intend to increase our level of manufacturing automation and expand into additional facilities as required. In May 1999, we expanded the size of our San Jose facilities from approximately 160,000 square feet to approximately 240,000 square feet. We financed this facilities expansion through a combination of cash flows from operations and equipment financing. In addition to our facilities in San Jose, we recently acquired or established manufacturing facilities in Ontario, Canada and Taipei, Taiwan.

  Based on the long-term growth outlook of the fiber optic component market, we plan to continue increasing our manufacturing capacity in North America and overseas.

Sales and Marketing

  We market and sell our products through a network of nine domestic and 15 international sales representatives and distributors. Our sales representatives and distributors are independent organizations that generally have exclusive geographic territories and are generally compensated on a commission basis.

  We also employ 55 people in sales and marketing who manage key customer accounts and support our sales representatives and distributors. Our customers often have unique technical specifications and performance requirements for components and typically require specific product designs. As a result, our sales efforts require close cooperation between our independent sales representatives and distributors and our in-house personnel.

  In support of our selling effort, we conduct marketing programs intended to position and promote our products within the telecommunications industry. Marketing personnel coordinate our participation in trade shows and design and implement our advertising efforts. In addition, the marketing group gathers and maintains market research and tracks industry trends and developments in order to anticipate customer needs for new products and develop pricing strategies.

Competition

  The market for fiber optic components is intensely competitive and characterized by rapidly changing technology. The principal competitive factors in our business are:

  . optical performance of components;

  . quality and reliability;

  . manufacturing capacity;

  . ability to deliver on-time;

  . customer relationships;

  . pricing;

  . comprehensiveness of product offerings;

  . customization to customer specifications; and

  . strength of distribution channels.

  We currently experience competition from various companies, including ADC Telecommunications, Corning, Gould Electronics, and JDS Uniphase in couplers; FDK Corporation, JDS Uniphase, Kyocera, and Shinkosha K.K. in isolators, and Corning, JDS Uniphase, Lucent, and Optical Coating Laboratory in WDM components. Competitors in any portion of our business are also capable of rapidly becoming competitors in other portions of our business. We also face competition from numerous smaller companies. Some of our current and potential competitors may be able to:

  . respond more quickly to new or emerging technologies or standards and to changes in customer requirements;

  . devote greater resources to the development, promotion and sale of products; and

  . deliver competitive products at a lower price.

  Some competitors manufacture their products in countries offering significantly lower labor costs than in the United States.

  Existing and potential customers are also current and potential competitors. These companies may develop or acquire additional competitive products or technologies in the future which may make them reduce or cease their purchases from us.

  In addition, we believe that the size of suppliers will be an increasingly important part of purchasers' decision-making criteria in the future. To address these issues, we will focus on broadening our product line through internal development and strategic initiatives. We will also focus on expanding our manufacturing capacity for faster time to market for our newer products.

Patents and Intellectual Property Rights

  We rely primarily on patent, copyright, trademark and trade secrets to protect our proprietary technologies and processes. We also generally enter into confidentiality agreements with our employees and partners, and generally control access to and distribution of our documentation and other proprietary information. There can be no assurance that such measures will provide meaningful protection for our proprietary technologies and processes. As of June 30, 1999, we had over 100 U.S. patents issued and pending which expire on dates ranging from 2007 and 2018.

Employees

  As of June 30, 1999, we had 1,316 employees, of whom 1,074 were primarily engaged in manufacturing, 117 were engaged in research and development, 55 were engaged in sales, marketing and technical support and 70 were engaged in administration. Our employees are not represented by any collective bargaining agreement, and we have not experienced a work stoppage. We believe our employee relations are good.

Facilities

  Our principal offices and facilities are located primarily in San Jose, California. We own three buildings in San Jose totalling approximately 180,000 square feet, 20,000 square feet of which is leased to a third party through May 2001. We lease approximately 80,000 square feet in San Jose under a lease that expires in February 2006 and approximately 5,000 square feet in San Jose under a lease that expires on March 31, 2000. We also own five acres of land nearby. In addition, we lease facilities in Ontario, Canada and Taipei, Taiwan. We believe that our existing facilities are adequate to meet our current needs.

Legal Proceedings

  We are not a party to any material legal proceedings.

                                  MANAGEMENT

Executive Officers and Directors

  The following table sets forth certain information with respect to each of our executive officers and directors as of July 29, 1999.

Name                             Age                  Position(s)
----                             ---                  -----------
Michael J. Fitzpatrick(1).......  50 Chairman, President, and Chief Executive
                                      Officer
Ming Shih.......................  46 Senior Vice President, Sales and Marketing
Sanjay Subhedar.................  47 Senior Vice President, Operations, Chief
                                      Financial Officer and Secretary
Philip J. Anthony...............  47 Vice President, Engineering
Jim Northington.................  52 Vice President, Manufacturing
William H. Diamond, Jr. ........  43 Vice President, Marketing
Walter G. Kortschak(2)(3).......  40 Director
David W. Dorman(2)..............  45 Director
Donald J. Listwin...............  40 Director
Joseph W. Goodman(3)............  63 Director
Peter Y. Chung(3)...............  31 Director

--------
(1) Member of the Employee Stock Option Committee
(2) Member of the Compensation Committee
(3) Member of the Audit Committee

  Michael J. Fitzpatrick has been Chairman of the Board since April 1999 and President and Chief Executive Officer since October 1997. From July 1994 to October 1997, Mr. Fitzpatrick served as President and Chief Executive Officer of Pacific Telesis Enterprises, a service provider. While at Pacific Telesis, Mr. Fitzpatrick also served as Executive Vice President of Marketing and Sales from January 1994 to July 1994 and Executive Vice President of Statewide Markets with Pacific Bell, an affiliate of Pacific Telesis, from September 1993 to January 1994. From October 1991 to August 1993, Mr. Fitzpatrick was President and Chief Executive Officer of Network Systems Corporation, an internetworking company. Mr. Fitzpatrick also serves as a director of NorthPoint Communications Group, Inc., a national provider of local data network services. Mr. Fitzpatrick received a B.A. from Duke University.

  Ming Shih, one of our founders, was promoted to Senior Vice President, Sales and Marketing in July 1998. Prior to that he served as corporate vice president as well as in various senior management roles at E-TEK, with responsibility for engineering, manufacturing and sales and marketing. Mr. Shih received an M.S. from the Illinois Institute of Technology and an M.S. from the Florida Institute of Technology.

  Sanjay Subhedar joined us in December 1997 as Vice President, Finance and Chief Financial Officer and was promoted to Senior Vice President, Operations and Chief Financial Officer in July 1998. Mr. Subhedar was also appointed as our Secretary in March 1998. From February 1986 to July 1996, Mr. Subhedar served as Chief Financial Officer of StrataCom, Inc., a wide area networking company. Following StrataCom's merger with Cisco Systems, Inc., an internetworking company, in July 1996, Mr. Subhedar served as Vice President of Cisco's WAN Business Unit until October 1997.
Mr. Subhedar received a B.S. from the University of Bombay, India, and an M.B.A. from Indiana University.

  Philip J. Anthony joined us in June 1998 as Vice President, Engineering. Prior to joining us, Dr. Anthony served in various capacities at Lucent Technologies Inc., a manufacturer of communications systems, software and products (and at its predecessors Bell Laboratories and AT&T

Corp.), most recently as Director of Passive Devices and Integrated Optical Modules in the Optoelectronic Business of the Lucent Microelectronics Group from October 1997 to June 1998. From September 1987 to October 1997, he served as the department head of various research and development departments in the photonics laboratories of Bell Laboratories. Dr. Anthony received a B.S. from the University of Dayton, and an M.S. and Ph.D. from the University of Illinois. He is a fellow of the IEEE and serves as the Vice President of Publications for the Lasers and Electro-Optics Society.

  Jim Northington joined us in July 1998 as Vice President, Manufacturing. From November 1994 to July 1998, Mr. Northington served in various capacities at SMART Modular Technologies, Inc., a manufacturer of computer memory modules and cards. While at SMART Modular, he served as the Vice President, Worldwide Operations from November 1997 to July 1998, as Vice President, Quality Assurance and Corporate Development from July 1996 to November 1997, and as Vice President, Operations from November 1994 to July 1996. From August 1989 to November 1994, Mr. Northington was a Principal at APS Products where, as a self-employed consultant, he provided manufacturing operations expertise to clients with a primary focus on adapter cards, peripherals and systems products. Mr. Northington received a B.S. from Long Beach State College.

  William H. Diamond, Jr. joined us as Vice President, Marketing in October 1998. Prior to joining us, Mr. Diamond served as Director of Marketing for Lucent Technologies Optoelectronics, a manufacturer of fiber optic components and subsystems for communications applications, from July 1997 to October 1998. From April 1996 to July 1997, Mr. Diamond was Managing Director, Europe, Middle East, Africa, for Best Power Technology, Inc., a unit of General Signal, a manufacturer of various industrial and electronic goods. Prior to joining Best Power, Mr. Diamond served as UK General Manager and European Sales Manager for AT&T Microelectronics Europe from January 1996 to April 1996. While at AT&T Microelectronics Europe, Mr. Diamond also served as European Marketing Director for Optoelectronics from April 1992 to January 1996 and UK General Manager from June 1994 to July 1996. Mr. Diamond received a B.A. from Holy Cross College and an M.B.A. from Georgetown University.

  Walter G. Kortschak has served as one of our directors since July 1997. He was Chairman of the Board of Directors from July 1997 until April 1999. Mr. Kortschak is a General Partner of Summit Partners, a private equity capital firm in Palo Alto, California, where he has been employed since June 1989. Summit Partners and its affiliates manage a number of venture capital funds, including Summit Ventures IV, L.P., Summit Investors III, L.P. and Summit Subordinated Debt Fund II, L.P. Mr. Kortschak serves as a director of several privately held companies. Mr. Kortschak received a B.S. from Oregon State University, an M.S. from The California Institute of Technology and an M.B.A. from the University of California, Los Angeles.

  David W. Dorman has served as one of our directors since June 1998. Mr. Dorman is the Chief Executive Officer of the AT&T/BT Global Venture where he has been employed since April 1999. Prior to that, Mr. Dorman was the Chairman, President and Chief Executive Officer of PointCast Incorporated, a company providing broadcast news through the Internet and corporate intranets. Prior to joining PointCast in November 1997, Mr. Dorman served as the Executive Vice President of SBC Communications from August 1997 to November 1997, following the merger of SBC and Pacific Telesis. Prior to that, Mr. Dorman served as President and Chief Executive Officer of Pacific Bell from July 1994 to August 1997. From 1981 to July 1994, Mr. Dorman held various senior management positions at Sprint Corporation, a telecommunications company. Mr. Dorman also serves as a director of 3Com Corporation, Science Applications International Corporation, and Scientific-Atlanta, Inc.
Mr. Dorman received a B.S. from the Georgia Institute of Technology.

  Donald J. Listwin has served as one of our directors since July 1998. Mr. Listwin is an Executive Vice President at Cisco Systems, Inc., where he has been employed since 1990. In April 1997, Mr. Listwin was named the Senior Vice President of Cisco's Service Provider Line of Business. Prior to that, he was Senior Vice President of Cisco's Market Development from August 1996 to April 1997, Vice President and General Manager of Cisco's Access Business Unit from September 1995 to August 1996, and Vice President of Marketing from September 1993 to September 1995. Mr. Listwin also serves as a director of TIBCO Software Inc., a software company. Mr. Listwin received a B.S. from the University of Saskatchewan, Canada.

  Joseph W. Goodman has served as one of our directors since July 1998. Dr. Goodman has served as Acting Dean of Engineering, Senior Associate Dean of Engineering, and Chairman of the Department of Electrical Engineering at Stanford University. He has been employed at Stanford University in various capacities since 1963, and has held the William Ayer Chair of Electrical Engineering since 1988. He received a B.A. degree from Harvard University and M.S. and Ph.D. degrees from Stanford University.

  Peter Y. Chung served as one of our directors from July 1997 until July 1998 and then rejoined our Board in December 1998. Mr. Chung is a General Partner of Summit Partners, a private equity capital firm in Palo Alto, California, where he has been employed since August 1994. Summit Partners and its affiliates manage a number of venture capital funds, including Summit Ventures IV, L.P., Summit Investors III, L.P. and Summit Subordinated Debt Fund II, L.P. From August 1989 to July 1992, Mr. Chung worked in the Mergers and Acquisitions Department of Goldman, Sachs & Co. Mr. Chung also serves as a director of Splash Technology Holdings, Inc., a developer of color server systems, and Ditech Communications Corporation, a telecommunications equipment company, as well as several privately held companies. Mr. Chung received a B.A. from Harvard University and an M.B.A. from Stanford University.

  Our Board of Directors is divided into three classes, designated Class I, Class II and Class III. Each class of directors currently consists of two or more directors. At each annual meeting of stockholders, one class of directors is elected to a three-year term to succeed the directors of the same class whose terms are then expiring. The Class I directors, whose terms will expire at our 1999 Annual Meeting of Stockholders, are Joseph W. Goodman and Peter Y. Chung. The Class II directors, whose terms will expire at our 2000 Annual Meeting of Stockholders, are David W. Dorman and Donald J. Listwin. The Class III directors, whose terms will expire at our 2001 Annual Meeting of Stockholders, are Walter G. Kortschak and Michael J. Fitzpatrick.

  Our executive officers are elected by, and serve at the discretion of, the Board of Directors.

  There are no family relationships among our directors or officers.

Board Committees

  The Audit Committee of the Board of Directors makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with our independent public accountants, reviews the independence of our independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. Current members of the Audit Committee are Peter Y. Chung, Joseph W. Goodman and Walter G. Kortschak.

  The Compensation Committee of the Board of Directors determines compensation for our executive officers and administers our 1998 Stock Plan, 1998 Director Option Plan and 1998 Employee Stock Purchase Plan. The Compensation Committee currently consists of David W. Dorman and Walter G. Kortschak.

  The Employee Stock Option Committee of the Board of Directors determines stock option grants for employees below the executive officer level. Michael
J. Fitzpatrick is currently the only member of the Employee Stock Option Committee.

Compensation Committee Interlocks and Insider Participation

  No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Compensation

  Except for the grants of stock options, we do not currently compensate our directors. Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or any committees. The directors of our company are generally eligible to participate in our 1998 Stock Plan and, to the extent that a director is also an employee of our company, to participate in our 1998 Employee Stock Purchase Plan. The directors of our company who are not employees of our company and who do not own more than 5% of our common stock will also receive periodic stock option grants under our 1998 Director Option Plan. No options have been granted under our 1998 Director Option Plan. In fiscal year 1999, Messrs. Dorman and Listwin and Dr. Goodman received options to purchase 40,000 shares at an exercise price of $10.00 per share under the 1997 Equity Incentive Plan.

Executive Compensation

  The following table sets forth information regarding the compensation of our Chief Executive Officer and our four next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended June 30, 1999. Compensation for fiscal years ended June 30, 1999, 1998 and 1997 is included.

  Other annual compensation primarily represents imputed interest income resulting from a 0% loan made to several of the named executive officers to fund the exercise of options to purchase our common stock. Mr. Diamond's other annual compensation represents reimbursement for relocation expenses. The restricted stock awards represent shares that were purchased at fair market value, as determined by our Board of Directors. The awards are subject to rights of repurchase which lapse periodically over a two- to four-year period.

                          Summary Compensation Table

                                                                         Long-Term
                                         Annual Compensation            Compensation
                                   ------------------------------- ---------------------
                                                                   Restricted Securities
                                                      Other Annual   Stock    Underlying
Name and Principal Positions  Year  Salary    Bonus   Compensation  Awards*    Options
----------------------------  ---- -------- --------- ------------ ---------- ----------
Michael J. Fitzpatrick..      1999 $300,000 $ 135,000   $387,317         --    433,000
 Chairman of the Board,
  President &                 1998  188,077   300,000    258,000   2,825,000       --
 Chief Executive Officer      1997      --        --         --          --        --

Ming Shih...............      1999  204,473    50,000    135,129         --        --
 Senior Vice President,       1998  233,423   215,000    159,000     555,555   500,000
 Sales & Marketing            1997  190,769 1,815,577        --          --        --

Sanjay Subhedar.........      1999  196,634    45,000    231,111         --    300,000
 Senior Vice President,
  Operations,                 1998   86,154       --         --    1,200,000       --
 Chief Financial Officer
  and Secretary               1997      --        --         --          --        --

Philip J. Anthony.......      1999  166,920    69,200     63,239     125,000   125,000
 Vice President of
  Engineering                 1998      --        --         --          --        --
                              1997      --        --         --          --        --

William H. Diamond,
 Jr. ...................      1999  121,154       --      77,682         --    250,000
 Vice President of
  Marketing                   1998      --        --         --          --        --
                              1997      --        --         --          --        --

--------
* As of June 30, 1999, the value of 2,475,000 restricted shares held by Mr. Fitzpatrick was $117,717,188; the value of 758,218 restricted shares held by Mr. Shih was $36,062,744; and the value of 1,125,000 restricted shares held by Mr. Subhedar was $53,507,813.

Option Grants in Fiscal Year 1999

  The following table presents additional information concerning the option awards shown in the Summary Compensation Table for fiscal year 1999.

  All options were granted at an exercise price equal to the fair market value of our common stock as determined by our Board of Directors on the date of the grant. Our common stock was not publicly traded at the time of the option grants listed below.

  Potential realizable values are net of exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions and the option holders' continued employment through the vesting period.

                                       Individual Grants
                          --------------------------------------------
                                                                       Potential Realizable Value at
                          Number of   % of Total                          Assumed Annual Rates of
                          Securities   Options    Exercise             Stock Price Appreciation for
                          Underlying  Granted to   or Base                      Option Term
                           Options   Employees in Price Per Expiration ------------------------------
Name                      Granted *  Fiscal Year    Share      Date          5%            10%
----                      ---------- ------------ --------- ---------- -------------- ---------------
Michael J. Fitzpatrick..   433,000       14.1%     $10.00     7/30/08  $    2,723,114 $    6,900,905
Philip A. Anthony.......    50,000        1.6       10.00     7/30/08         314,447        796,871
William H. Diamond......   250,000        8.1       10.00    10/19/08       1,572,237      3,984,356
Ming Shih...............       --         --          --          --              --             --
Sanjay Subhedar.........   300,000        9.8       10.00     7/30/08       1,886,684      4,781,227

--------
* With the exception of Mr. Subhedar, all of the options included above become exercisable at a rate of 1/4 of the shares subject to the option one year after the date of the grant and an additional 1/48 of the shares at the end of each month thereafter, subject to continued service as an employee. One quarter of Mr. Subhedar's options vested on December 2, 1998, an additional one quarter will vest on July 30, 1999, and the remaining options will vest at the rate of 2% per month for 24 months. The term of all options shown above is ten years.

Aggregated Option Exercises and Fiscal 1999 Year-End Option Values

  The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during fiscal year 1999 and the number of shares of our common stock subject to exercisable and unexercisable options held as of June 30, 1999 by each of the executive officers named in the Summary Compensation Table.

  The value of "in-the-money" stock options represents the positive spread between the exercise price of options and the fair market value of the underlying shares on June 30, 1999.

                                                      Number of Securities        Value of Unexercised
                           Number of                 Underlying Unexercised      In-the-Money Options at
                            Shares                 Options at Fiscal Year End      Fiscal Year End ($)
                           Acquired      Value     --------------------------- ---------------------------
Name                      on Exercise Realized ($) Exercisable / Unexercisable Exercisable / Unexercisable
----                      ----------- ------------ --------------------------- ---------------------------
Michael J. Fitzpatrick..        0        $0.00                 0       433,000 $        0.00 $  12,286,375
Philip J. Anthony.......        0         0.00            31,250       143,750       886,719     4,078,906
William H. Diamond......        0         0.00                 0       250,000          0.00     7,093,750
Ming Shih...............        0         0.00           300,000       200,000    10,537,500     7,025,000
Sanjay Subhedar.........        0         0.00            75,000       225,000     2,128,125     6,384,375

Employment Agreements and Change of Control Arrangements

  On July 23, 1997, we entered into an employment agreement with Jing Jong Pan. Mr. Pan agreed to serve as an "E-TEK Fellow," and as the head of one of our research and development divisions, for a minimum three-year period. Under the agreement, we may, however, terminate Mr. Pan's employment with us or he may resign. During the term of the agreement, Mr. Pan will be entitled to receive an annual base salary of at least $200,000.

  On October 1, 1997, we entered into an employment agreement with Michael J. Fitzpatrick to serve as our President and Chief Executive Officer. The agreement provides that Mr. Fitzpatrick is an "at-will" employee, that he will be paid a minimum base salary of $300,000 per annum, and that he will be eligible to receive an annual bonus of up to $300,000. The agreement also provides that if Mr. Fitzpatrick is terminated for any reason other than "cause," if he resigns for "good reason," or upon a change of control of E-
TEK:

  . he will be entitled to receive a severance payment in an amount equal to his monthly base salary and pro rated bonus until the earlier of the expiration of 12 months or his commencement of employment with another firm; and

  . the vesting of all of his options and restricted stock will be accelerated by 12 months.

  In addition, the agreement provides that in the event that Mr. Fitzpatrick's employment with us is terminated by him or us within 6 months following a "change of control" of E-TEK, the vesting of all of his options and restricted stock will be fully accelerated and Mr. Fitzpatrick will be entitled to receive a severance payment in an amount equal to two times his base salary and bonus.

  On December 2, 1997, we entered into an employment agreement with Sanjay Subhedar to serve as our Vice President and Chief Financial Officer. The agreement provides that Mr. Subhedar is an "at-will" employee, that he will be paid a minimum base salary of $175,000 per annum, and that he will be eligible to receive an annual bonus of up to $100,000. The agreement also provides that if Mr. Subhedar is terminated for any reason other than "cause," or if he resigns for "good reason":

  . he will be entitled to receive a severance payment in an amount equal to his monthly base salary until the earlier of the expiration of 12 months or his commencement of employment with another firm; and

  . the vesting of all of his options and restricted stock will be accelerated by 12 months.

  In addition, the agreement provides that upon a "change of control" of E-TEK, the vesting of all of his options and restricted stock will be accelerated by 12 months (but will not be further accelerated beyond the acceleration described in the foregoing sentence upon any subsequent termination of his employment with us following a change of control).

  On May 26, 1998, we entered into an employment agreement with Philip J. Anthony to serve as our Vice President of Engineering. The agreement provides that Mr. Anthony will be an "at-will" employee, that he will be paid a base salary of $160,000 per annum (subject to annual review), and that he will be entitled to receive a bonus of up to 30% of his then current base salary. The agreement also provides that in the event that Mr. Anthony is terminated for any reason other than "cause," or if he resigns for "good reason":

  . he will be entitled to receive a severance payment in an amount equal to his monthly base salary until the earlier of the expiration of 12 months or his commencement of employment with another firm; and

  . the vesting of all of his options and restricted stock will be accelerated by 12 months.

  On July 21, 1998, we entered into an employment agreement with Jim Northington to serve as our Vice President of Manufacturing. The agreement provides that Mr. Northington will be an "at-will" employee, that he will be paid a base salary of $160,000 per annum (subject to annual review), and that he will be entitled to receive a bonus of up to 30% of his then current base salary.

  On September 21, 1998, we entered into an employment agreement with William
H. Diamond, Jr. to serve as our Vice President of Marketing. The agreement provides that Mr. Diamond will be an "at-will" employee, that he will be paid a base salary of $180,000 per annum (subject to annual review), and that he will be entitled to receive a bonus of up to 30% of his then current base salary. The agreement also provides that in the event that Mr. Diamond is terminated for any reason other than "cause," or if he resigns for "good reason":

  . he will be entitled to receive a severance payment in an amount equal to his monthly base salary until the earlier of the expiration of 12 months or his commencement of employment with another firm; and

  . the vesting of all of his options and restricted stock will be accelerated by 12 months.

Stock Plans

  1998 Employee Stock Purchase Plan

  On August 14, 1998, our Board of Directors adopted the 1998 Employee Stock Purchase Plan. Under the 1998 Purchase Plan, eligible employees may purchase common stock at a price equal to 85% of the lower of the fair market value of our common stock at the beginning or end of each six-month offering period. Participation is limited to 10% of an employee's compensation (not to exceed amounts allowed by the Internal Revenue Code). A total of 1,500,000 shares of our common stock has been reserved for issuance under the 1998 Purchase Plan, plus annual increases equal to the lesser of:

  . 750,000 shares;
  . 1% of the outstanding shares on such date; or . such lesser amount as may be determined by the Board of Directors.

  To date, 120,127 shares have been issued under the 1998 Purchase Plan.

  1998 Stock Plan

  At June 30, 1999, approximately 4,727,273 shares of common stock were authorized for issuance under our 1998 Stock Plan, which serves as the successor equity incentive program to our 1997 Equity Incentive Plan and 1997 Executive Equity Incentive Plan. The 1998 Stock Plan provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of non-statutory stock options and stock purchase rights to employees, directors and consultants. The following shares are currently reserved for issuance under the 1998 Stock Plan:

  . 3,000,000 shares of our common stock (plus shares which have been reserved but unissued under our 1997 Plan);

  . any shares returned to the 1997 Equity Incentive Plan and the 1997
    Executive Equity Incentive Plan as a result of termination of options or repurchase of shares by E-TEK; plus

  . annual increases equal to the lesser of 3,000,000 shares, or 4% of the outstanding shares.

  Unless terminated sooner, the 1998 Stock Plan will terminate automatically in September 2008. In fiscal year 1999, 1,139,151 options were granted under this plan.

  1998 Director Option Plan

  On August 14, 1998, our Board of Directors adopted the 1998 Director Option Plan. A total of 250,000 shares of our common stock, plus an annual increase equal to the optioned stock underlying options granted in the immediately preceding year, have been reserved for issuance under the Director Plan. As of June 30, 1999, 250,000 shares were available for grant under this plan.

Limitation of Liability and Indemnification

  Our certificate of incorporation provides that a director of E-TEK will not be personally liable for monetary damages to us or our stockholders for a breach of fiduciary duty as a director, except for liability as a result of:

  . a breach of the director's duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of the Delaware General Corporation Law; or

  . transactions from which the director derived an improper personal benefit.

  This limitation of liability does not affect the availability of equitable remedies, such as injunctive relief or rescission.

  Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the full extent permitted under the Delaware General Corporation Law. We have entered into separate indemnification agreements with our directors and executive officers that provide broader indemnification protection than the indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. These agreements extend similar indemnification arrangements to stockholders whose representatives serve as our directors.

  At present, there is no pending litigation or proceeding involving our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

                             CERTAIN TRANSACTIONS

Recapitalization

  Until July 23, 1997, E-TEK was owned by two founders. In July 1997, we underwent a recapitalization in which we issued 30 million shares of mandatorily redeemable class A convertible preferred stock representing a controlling stake in E-TEK for $120 million. This convertible preferred stock had significant rights and preferences over the common stock, including rights to elect a majority of our directors, cumulative dividends and a liquidation preference. In connection with the recapitalization, we also repurchased $120 million in common stock from the founders.

  Following the completion of our initial public offering, all shares of convertible preferred stock converted into an aggregate of 30,000,000 shares of common stock.

  In connection with the recapitalization, E-TEK, the purchasers of convertible preferred stock and the founders entered into a registration agreement pursuant to which these shareholders acquired registration rights in respect of the shares of our capital stock acquired in connection with the recapitalization. See "Description of Capital Stock--Registration Rights".

  Pursuant to the recapitalization, we entered into agreements with the founders and with other executives of E-TEK pursuant to which these persons purchased shares of common stock with the proceeds of a loan from us.

  The purchasers of convertible preferred stock and common stock in connection with the recapitalization included, among others, the following directors, executive officers and holders of more than 5% of the outstanding common stock, and certain of their family members:

                                                  No. of        Purchase          Type of
Name                             Title            Shares         Price             Stock
----                             -----          ----------    ------------ ---------------------
Summit/E-TEK Holdings,                          27,000,000    $108,000,000 Convertible Preferred
 L.L.C. (1).............           --

Ming Shih............... Senior Vice President,  1,111,111(2)    2,555,555        Common
                         Sales and Marketing

Kung Shih............... President of FibX       1,111,110(2)    2,555,553        Common

--------
(1) Walter G. Kortschak and Peter Y. Chung, members of our Board of Directors, were affiliated with Summit/E-TEK Holdings, L.L.C. Certain of these shares are currently held directly by Summit Subordinated Debt Funds II, L.P. and Summit Investors III, L.P. See "Management" and "Principal and Selling Stockholders".
(2) Includes 555,555 shares that are subject to a right of repurchase by E-TEK, which lapses periodically over a three-year period which commenced in July 1997. Ming Shih and Kung Shih are brothers.

Indemnification Agreements

  We have entered into indemnification agreements with each of our directors and executive officers. The provisions of these agreements are described under "Management--Limitation of Liability and Indemnification".

Loans to Officers

  From time to time we have made interest-free loans to certain of our executive officers to fund the exercise of stock options held by these executive officers. These loans are evidenced by promissory notes which mature on the dates set forth below, subject to certain acceleration events. These promissory notes are secured by the shares of common stock purchased with the proceeds of these loans, and are either full recourse or substantial recourse against the assets of the borrower. The following table sets forth the name and position of the relevant officers, certain information with respect to the promissory notes issued to evidence such loans, and the number of shares of our common stock purchased with the proceeds of these loans.

                                      Principal   Shares   Issuance  Maturity
Name and Position(s)                    Amount   Purchased   Date      Date
--------------------                  ---------- --------- -------- ----------
Michael J. Fitzpatrick............... $5,198,000 2,260,000 11/13/97 11/13/2002
 Chairman, President and Chief
  Executive Officer                    1,299,500   565,000 11/13/97 11/13/2002

Sanjay Subhedar......................  3,900,000 1,200,000 12/11/97 12/11/2002
 Senior Vice President, Operations,
 Chief Financial Officer and Secre-
 tary

Ming Shih............................  1,277,776   555,555 07/23/97 07/23/2006
 Senior Vice President, Sales and
  Marketing                            1,277,778   555,556 07/23/97 07/23/2006

Philip J. Anthony....................  1,250,000   125,000 06/25/98 06/25/2003
 Vice President, Engineering

  During fiscal 1999, Mr. Fitzpatrick paid $805,000, Mr. Subhedar paid $243,750, and Mr. Shih paid $2,094,133 against their loans.

  We believe that all transactions with affiliates described above, other than the interest-free loans made to executive officers, were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 30, 1999, and as adjusted to reflect the sale of the shares offered hereby, by:

  . each of our stockholders who is known to be the beneficial owner of more than 5% of our common stock;

  . each of our directors;

  . each of our executive officers listed in the Summary Compensation Table;

  . all of our directors and executive officers as a group; and

  . all other selling stockholders.

  Except as indicated herein, and as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

  The applicable percentage of ownership prior to completion of the offering is based on 62,054,438 shares of common stock outstanding as of June 30, 1999. The applicable percentage ownership after completion of the offering gives effect to the sale of 6,000,000 shares of common stock in the offering.

  Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission. For purposes of calculating beneficial ownership, common stock subject to options currently exercisable or exercisable on or prior to 60 days after June 30, 1999 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

                                  Shares                           Shares
                            Beneficially Owned               Beneficially Owned
                             Before Offering      Number       After Offering
   Name and Address of      ------------------   of Shares   ------------------
   Beneficial Owners(1)       Number   Percent Being Offered   Number   Percent
   --------------------     ---------- ------- ------------- ---------- -------
Summit Ventures IV, L.P.
Summit Subordinated Debt
 Fund II, L.P.
Summit Investors III,
 L.P.(2)
c/o Summit Partners
   499 Hamilton Avenue,
   Suite 200
   Palo Alto, California
   94301..................  22,199,305  35.8%     504,988    21,694,317  32.8%
Jing Jong Pan(3)..........   8,891,000  14.3      562,708     8,328,292  12.6
Theresa Pan(4)............   8,139,500  13.1      515,146     7,624,354  11.5
Peter Y. Chung(5).........   2,108,934   3.4       47,973     2,060,961   3.1
Walter G. Kortschak(6)....  22,199,305  35.8      504,988    21,694,317  32.8
Michael J.
 Fitzpatrick(7)...........   2,584,382   4.2      183,188     2,401,194   3.6
David W. Dorman(8)........      40,000     *          --         40,000     *
Joseph W. Goodman(8)......      40,000     *          --         40,000     *
Donald J. Listwin(8)......      40,000     *          --         40,000     *
Ming Shih(9)..............   1,070,718   1.7          --      1,070,718   1.6
Sanjay Subhedar(10).......   1,276,195   2.1       71,200     1,204,995   1.8
Philip J. Anthony (11)....     174,787     *          --        174,787     *
Jim Northington(12).......      56,891     *          --         56,891     *
William H. Diamond, Jr....         339     *          --            339     *
All directors and
 executive officers as a
 Group (11 persons)(13)...  27,482,617  43.8      759,376    26,723,241  40.4
Other Selling Stockholders
 as a group...............   2,571,832   4.1      162,770     2,409,062   3.6

--------
  * Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

 (1) Except as otherwise noted, the address of each person listed in the table is c/o E-TEK Dynamics, Inc., 1865 Lundy Avenue, San Jose, California 95131.
 (2) Represents 19,868,378 shares held by Summit Ventures IV, L.P., 2,108,934 shares held by Summit Subordinated Debt Fund II, L.P. and 221,993 shares held by Summit Investors III, L.P. The 504,988 shares to be sold represents 451,964 shares to be sold by Summit Ventures IV, L.P., 47,974 shares to be sold by Summit Subordinated Debt Fund II, L.P. and 5,050 shares to be sold by Summit Investors III, L.P. If the underwriters' option to purchase additional shares in the offering is exercised in full, an additional 805,500 shares will be sold by Summit Ventures IV, L.P., an additional 85,500 shares will be sold by Summit Subordinated Debt Fund II, L.P., and an additional 9,000 shares will be sold by Summit Investors III, L.P.
 (3) Mr. Pan is the spouse of Theresa Pan.
 (4) Ms. Pan is the spouse of Jing Jong Pan and the sister of Ming Shih. All such shares are the separate property of Ms. Pan.
 (5) Represents 2,108,934 shares held by Summit Subordinated Debt Fund II, L.P. Mr. Chung is a member of Summit Partners SD II, L.L.C., which is the general partner of Summit Subordinated Debt Fund II, L.P. Mr. Chung disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
 (6) Represents 19,868,378 shares held by Summit Ventures IV, L.P., 2,108,934 shares held by Summit Subordinated Debt Fund II, L.P. and 221,993 shares held by Summit Investors III, L.P. Mr. Kortschak, a director of E-TEK, is
     (i) a general partner of Stamps, Woodsum & Co. IV, which is the general partner of Summit Ventures IV, L.P. and (ii) a member of Summit Partners SD II, L.L.C., which is the general partner of Summit Subordinated Debt Fund II, L.P. Mr. Kortschak is also a general partner of Summit Investors III, L.P. Mr. Kortschak disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
 (7) Includes 108,251 shares of common stock issuable upon the exercise of options.
 (8) Represents shares of common stock issuable upon the exercise of options.
 (9) Ming Shih is the brother of Theresa Pan. Includes 312,500 shares of common stock issuable upon the exercise of options.
(10) Includes 150,000 shares of common stock issuable upon the exercise of options.
(11) Includes 48,958 shares of common stock issuable upon the exercise of options.
(12) Includes 54,166 shares of common stock issuable upon the exercise of options.
(13) Includes shares of common stock of E-TEK issuable upon the exercise of stock options and shares beneficially owned by Summit Ventures IV, L.P., Summit Subordinated Debt Fund II, L.P. and Summit Investors III, L.P., with which Messrs. Chung and Kortschak are associated, as to which shares they disclaim beneficial ownership, except to the extent of their pecuniary interest therein. See Notes (5)-(12).

                         DESCRIPTION OF CAPITAL STOCK

General

  Our authorized capital stock consists of 300,000,000 shares of common stock, $.001 par value, and 25,000,000 shares of undesignated preferred stock, $.01 par value. The following is a summary of the material terms of our capital stock. You should refer to our certificate of incorporation and our bylaws for more detailed information. Copies of our certificate of incorporation and our bylaws have been filed with the Securities and Exchange Commission as exhibits to our registration statement of which this prospectus forms a part.

Common Stock

  As of June 30, 1999, there were 62,054,438 shares of our common stock outstanding. As of July 22, 1999 we had approximately 297 holders of record of our common stock. Assuming no exercise of the underwriters' option to purchase additional shares and no exercise of options to purchase common stock after June 30, 1999, there will be 66,054,438 shares of our common stock outstanding after giving effect to the sale of all the shares of our common stock to be sold in connection with the offering.

  Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Holders of common stock do not have cumulative voting rights under our certificate of incorporation or bylaws. Therefore, holders of a majority of the shares voting for the election of directors can elect all of our directors, subject to the classified board provisions set forth in our certificate of incorporation. If this happens, the holders of the remaining shares will not be able to elect any directors.

  The shares of common stock offered in this offering, when issued, will be fully paid and nonassessable and will not be subject to any redemption or sinking fund provisions. Holders of common stock do not have any preemptive, subscription or conversion rights. Holders of common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available for that purpose, subject to the rights of preferred stockholders and the terms of any existing or future agreements between us and our debt holders. Since January 1, 1995, we have not declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy".

  In the event of the liquidation, dissolution or winding up of E-TEK, the holders of our common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

  We are authorized to issue 25,000,000 shares of preferred stock. The Board of Directors has the authority to issue preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions of the shares, including:

  . dividend rights;

  . dividend rates;

  . conversion rights;

  . voting rights;

  . terms of redemption;

  . redemption prices;

  . liquidation preferences; and

  . the number of shares constituting a series or the designation of a series.

  Our Board can issue preferred stock without any further vote or action by our stockholders. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of E-TEK without further action by the stockholders and may adversely affect the market price, and the voting and other rights, of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of the Certificate of Incorporation, Bylaws and Delaware
Law

  Certificate of Incorporation and Bylaws

  Our certificate of incorporation provides that the Board of Directors is divided into three classes of directors with each class serving a staggered three-year term. Our classified board may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of E-TEK. Our classified board may also maintain the incumbency of our Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. Our certificate of incorporation also eliminates the right of stockholders to act without a meeting. This and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of E-TEK. The amendment of any of these provisions would require approval by holders of at least two thirds of the combined voting power of all of our outstanding common stock and preferred stock entitled to vote. Amendment of these provisions would not require approval if an amendment is approved by a majority of our directors not affiliated with or associated with any person or entity holding 20% or more of the voting power of our outstanding capital stock.

  Delaware Takeover Statute

  We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

  . prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combination to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of any class or series of stock of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Registration Rights

  The holders of a majority of the shares held by certain investors in E-TEK at the time of the recapitalization may demand registration by us of all or any portion of their shares of our common stock in connection with the sale of shares by these investors. There is no limit to the number of these demand registrations, but we are not obligated to pay the expenses of more than three demand registrations on Form S-1. These investors are also entitled to notice of, and to participate in, any registration proposed by us other than registrations related to acquisitions or employee stock plans. These investors have agreed not to sell any of our securities during (1) the seven days before an offering starts and (2) the 90 days after the effectiveness of the registration statement for this offering, and for any underwritten registration (demand or piggyback) of shares of our common stock that includes shares registered pursuant to the rights granted under the registration agreement.

  In connection with our acquisition of ElectroPhotonics, we granted registration rights with respect to the 400,062 shares of our common stock we issued to the former ElectroPhotonics shareholders. We are required to file a registration statement on Form S-3 in early 2000 to register their resales of these shares. Subject to certain limitations, we are required to keep the registration statement effective for three years and one month. Prior to the effectiveness of this registration statement, these shareholders are also entitled to notice of, and to participate in, any other registered offering by us other than registrations related to acquisitions, employee stock plans or the conversion of debt securities. We are required to pay the expenses of these registrations.

  In connection with our proposed acquisition of Kaifa, we intend to grant registration rights with respect to the shares of our common stock we issue to the Kaifa shareholders. These shareholders are entitled to notice of, and to participate in, any registered offering by us other than this offering and registrations related to acquisitions, employee stock plans or the conversion of debt securities. We are required to pay the expenses of these registrations. These registration rights expire one year after the closing date of the acquisition.

Listing

  Our common stock is quoted on the Nasdaq National Market under the symbol "ETEK."

Transfer Agent and Registrar

  The Transfer Agent and Registrar for the common stock is EquiServe, and their telephone number is (781) 575-3400.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, we will have outstanding an aggregate of 66,054,438 shares of common stock, assuming no exercise of the underwriters' option to purchase additional shares or stock options after June 30, 1999. All of the 6,000,000 shares sold in the offering (6,900,000 shares if the underwriters' option to purchase additional shares is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of E-TEK as that term is defined in Rule 144 under the Securities Act. Sales by affiliates will be subject to certain limitations and restrictions described below. Of the remaining 60,054,438 shares, approximately 44,411,074 shares are subject to lock-up agreements in which the holders of the shares have agreed not to sell any shares for a period of 90 days after the date of this prospectus. 8,719,500 shares are freely tradable without restriction or further registration under the Securities Act. The remaining shares not subject to lock-up agreements may be sold without registration under the Securities Act to the extent permitted by Rule 144 or another exemption under the Securities Act, which rules are summarized below. Of these shares, 6,368,259 shares are subject to volume limitations contained in Rule 144 and 555,605 shares may be resold without regard to those volume limitations.

Rule 144

  In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 660,000 shares immediately after this offering, or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

  Sales under Rule 144 are subject to specific manner of sale provisions and notice requirements and to the availability of current public information about E-TEK.

Rule 144(k)

  Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell its shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after the offering because a greater supply of shares would be, or would be perceived to be, available for sale in the public market.

Rule 701

  In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with various restrictions, including the holding period, contained in Rule 144.

  On February 5, 1999, we filed a Registration Statement on Form S-8 registering 11,568,769 shares of our common stock subject to outstanding options or reserved for future issuance under our 1997 Equity Incentive Plan, 1997 Executive Equity Incentive Plan, 1998 Stock Plan, 1998 Director Option Plan and 1998 Employee Stock Purchase Plan.

  On March 26, 1999, we filed a Registration Statement on Form S-8 registering 5,816,666 shares of our common stock subject to outstanding options or reserved for future issuance under our 1997 Equity Incentive Plan and 1997 Executive Equity Incentive Plan.

  As of June 30, 1999, there were a total of 13,618,392 shares of common stock subject to outstanding options granted under all of our stock option plans including the 1998 Stock Plan, the 1998 Employee Stock Purchase Plan and the 1998 Director Option Plan. Of those, 5,710,835 shares were vested as of June 30, 1999, and an additional 529,033 will become vested within 90 days of the effective date of this offering.

Registration Rights

  Upon completion of this offering, the holders of 43,821,082 shares of our common stock or their transferees, will be entitled to various rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights".

                           VALIDITY OF COMMON STOCK

  The validity of the shares of common stock offered hereby will be passed upon for E-TEK by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and for the underwriters by Sullivan & Cromwell, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements as of June 30, 1998 and 1999, and for each of the three years in the period ended June 30, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

  The financial statements of ElectroPhotonics as of April 30, 1999 and July 31, 1998 and for the nine-month period ended, April 30, 1999 and the year ended July 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, chartered accountants, given on their authority as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the shares of common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to E-TEK and the shares of common stock offered in the offering, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and reference is made to the copy of the contract or other document filed as an exhibit to the registration statement.

  We file annual, quarterly and special reports, proxy statements and other information with the Commission. Our filings with the Commission are available to the public over the Internet at the Commission's website at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. You may also read and copy any document we file with the Commission at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330.

  We intend to furnish to our stockholders annual reports containing our audited financial statements and quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year.

                              E-TEK DYNAMICS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
E-TEK Dynamics                                                              ----
Report of Independent Accountants..........................................  F-2

Consolidated Balance Sheet.................................................  F-3

Consolidated Statement of Operations.......................................  F-4

Consolidated Statement of Stockholders' Equity ............................  F-5

Consolidated Statement of Cash Flows.......................................  F-6

Notes to Consolidated Financial Statements.................................  F-7

ElectroPhotonics Corporation

Auditors' Report........................................................... F-22

Balance Sheets............................................................. F-23

Statements of Operations and Deficit....................................... F-24

Statements of Cash Flows................................................... F-25

Notes to Financial Statements.............................................. F-26

Unaudited Pro Forma Consolidated Statement of Operations................... F-37

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of E-TEK Dynamics, Inc.

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of E-TEK Dynamics, Inc. and its subsidiaries at June 30, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
July 20, 1999, except as to
Note 14, which is as of July 27, 1999

                              E-TEK DYNAMICS, INC.

                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                                June 30,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $ 21,918  $ 55,090
  Accounts receivable......................................   15,463    29,831
  Advance to joint venture.................................    7,000       --
  Inventories..............................................    6,909    20,367
  Deferred tax assets......................................    7,873    13,542
  Other current assets.....................................      343     3,542
                                                            --------  --------
    Total current assets...................................   59,506   122,372
Property and equipment, net................................   30,872    61,874
Long-term investments......................................      --     11,665
Goodwill and other intangibles, net........................      --     34,585
                                                            --------  --------
    Total assets........................................... $ 90,378  $230,496
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................... $  8,281  $ 17,762
  Accrued liabilities......................................   16,187    26,352
  Income taxes payable.....................................      --      4,337
  Current portion of capital lease obligations.............    1,240     1,277
  Current portion of long-term debt........................      216     6,101
                                                            --------  --------
    Total current liabilities..............................   25,924    55,829
Capital lease obligations, net of current portion..........    3,557     2,281
Long-term debt, net of current portion.....................   10,251    19,232
Deferred income taxes......................................      --      3,481
                                                            --------  --------
    Total liabilities......................................   39,732    80,823
                                                            --------  --------
Commitments and contingencies (Note 13)
Mandatorily Redeemable Convertible Preferred Stock, no par
 value, 30,000 shares authorized, issued and outstanding;
 none authorized, issued or outstanding ...................  125,144       --
                                                            --------  --------
Stockholders' equity:
  Preferred Stock, none authorized, issued or outstanding;
   $0.01
   par value, 25,000 shares authorized, none issued and
   outstanding.............................................      --        --
  Common Stock, no par value, 65,000 shares authorized,
   27,299 shares issued and outstanding; $0.001 par value,
   300,000 shares authorized, 62,054 shares issued and
   outstanding.............................................   19,468        63
  Additional paid-in capital...............................      --    216,124
  Notes receivable from stockholders.......................  (14,215)  (11,454)
  Deferred compensation....................................   (4,753)   (3,805)
  Distribution in excess of net book value.................  (83,901)  (83,901)
  Retained earnings........................................    8,903    32,646
                                                            --------  --------
    Total stockholders' equity.............................  (74,498)  149,673
                                                            --------  --------
    Total liabilities and stockholders' equity............. $ 90,378  $230,496
                                                            ========  ========

                See Notes to Consolidated Financial Statements.

                              E-TEK DYNAMICS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (In thousands, except per share amounts)

                                                            Fiscal
                                                      Year Ended June 30,
                                                   ---------------------------
                                                    1997      1998      1999
                                                   -------  --------  --------
Net revenues...................................... $73,076  $106,924  $172,664
Cost of goods sold................................  30,599    49,063    85,123
                                                   -------  --------  --------
  Gross profit....................................  42,477    57,861    87,541
                                                   -------  --------  --------
Operating expenses:
  Research and development........................   3,953     7,702    14,687
  Selling, general and administrative.............  15,290    21,097    24,516
  Purchased in-process research and development...     --        --      4,207
  Amortization of intangibles.....................     --        --        300
                                                   -------  --------  --------
    Total operating expenses......................  19,243    28,799    43,710
                                                   -------  --------  --------
Operating income..................................  23,234    29,062    43,831
Interest income...................................     962     1,992     3,784
Interest expense..................................    (571)     (988)   (1,573)
                                                   -------  --------  --------
Income before income taxes........................  23,625    30,066    46,042
Provision for income taxes........................   8,477    12,142    18,417
                                                   -------  --------  --------
Net income........................................  15,148    17,924    27,625
Convertible Preferred Stock accretion.............     --      9,021     3,882
                                                   -------  --------  --------
Net income available to Common Stockholders....... $15,148  $  8,903  $ 23,743
                                                   =======  ========  ========
Net income per share:
  Basic........................................... $  0.30  $   0.39  $   0.55
  Diluted......................................... $  0.30  $   0.32  $   0.45
Shares used in net income per share calculations:
  Basic...........................................  50,000    22,970    43,152
  Diluted.........................................  50,000    55,561    61,746


                See Notes to Consolidated Financial Statements.

                              E-TEK DYNAMICS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (In thousands)

                            Common Stock
                          -----------------
                                                           Notes                  Distribution
                                             Additional  Receivable               in Excess of               Total
                                              Paid-in       from       Deferred     Net Book   Retained  Stockholders'
                          Shares    Amount    Capital   Stockholders Compensation    Value     Earnings     Equity
                          -------  --------  ---------- ------------ ------------ ------------ --------  -------------
Balance at June 30,
 1996...................   50,000  $  1,963   $    --     $    --      $   --       $    --    $ 18,988    $  20,951
Net income..............      --        --         --          --          --            --      15,148       15,148
                          -------  --------   --------    --------     -------      --------   --------    ---------
Balance at June 30,
 1997...................   50,000     1,963        --          --          --            --      34,136       36,099
Repurchase of Common
 Stock..................  (30,000)   (1,963)       --                      --        (83,901)   (34,136)    (120,000)
Exercise of Common Stock
 options for cash.......       88       210        --          --          --            --         --           210
Exercise of Common Stock
 options for Notes
 Receivable from
 stockholders...........    7,211    18,215        --      (13,615)     (4,600)          --         --           --
Deferred compensation
 related to Common Stock
 options................      --      1,043        --          --       (1,043)          --         --           --
Amortization of deferred
 compensation related to
 Common Stock options...      --        --         --          --          290           --         --           290
Imputed interest and
 compensation expense
 related to Notes
 Receivable.............      --        --         --         (600)        600           --         --           --
Convertible Preferred
 Stock accretion........      --        --         --          --          --            --      (9,021)      (9,021)
Net income..............      --        --         --          --          --            --      17,924       17,924
                          -------  --------   --------    --------     -------      --------   --------    ---------
Balance at June 30,
 1998...................   27,299    19,468        --      (14,215)     (4,753)      (83,901)     8,903      (74,498)
Effect of Delaware
 re-incorporation.......      --    (19,441)    19,441         --          --            --         --           --
Exercise of Common Stock
 options for cash.......      158       --         460         --          --            --         --           460
Issuance of Common Stock
 under Employee Stock
 Purchase Plan..........      120       --       1,225         --          --            --         --         1,225
Exercise of Common Stock
 options for Notes
 Receivable from
 Shareholders...........      125         1      1,249        (934)       (316)          --         --           --
Repurchase of Common
 Stock..................      (48)      --        (131)         93          38           --         --           --
Deferred Compensation
 related to Common Stock
 options................      --        --       1,413         --       (1,413)          --         --           --
Amortization of deferred
 compensation related to
 Common Stock options...      --        --         --          --          540           --         --           540
Imputed interest and
 compensation expense
 related to Notes
 Receivable.............      --        --         --         (960)        960           --         --           --
Repayment of Notes
 Receivable from
 Stockholders...........      --        --         --        4,562       1,139           --         --         5,701
Issuance of Common Stock
 in conjunction with
 initial public
 offering, net of
 issuance costs.........    4,000         4     43,386         --          --            --         --        43,390
Convertible Preferred
 Stock accretion........      --        --         --          --          --            --     (3,882)       (3,882)
Conversion of
 Convertible Preferred
 Stock to Common Stock..   30,000        30    128,996         --          --            --         --       129,026
Issuance of Common Stock
 in conjunction with the
 purchase of
 ElectroPhotonics.......      400         1     13,708         --          --            --         --        13,709
Increase in investment
 carrying value in ADVA
 (Note 5)...............      --        --       5,222         --          --            --         --         5,222
Tax benefit from stock
 options................      --        --       1,155         --          --            --         --         1,155
Net income..............      --        --         --          --          --            --      27,625       27,625
                          -------  --------   --------    --------     -------      --------   --------    ---------
Balance at June 30,
 1999...................   62,054  $     63   $216,124    $(11,454)    $(3,805)     $(83,901)  $ 32,646    $ 149,673
                          =======  ========   ========    ========     =======      ========   ========    =========

                See Notes to Consolidated Financial Statements.

                              E-TEK DYNAMICS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                     Fiscal Years ended
                                                          June 30,
                                                 -----------------------------
                                                   1997      1998       1999
                                                 --------  ---------  --------
Cash flows from operating activities:
 Net income..................................... $ 15,148  $  17,924  $ 27,625
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.................    3,086      6,148    11,805
  Stock compensation expense....................      --         890     1,500
  Imputed interest income.......................      --        (600)     (960)
  Tax benefits from employee stock options......      --         --      1,155
  Purchased in-process research and
   development..................................      --         --      4,207
  Changes in assets and liabilities (net of the
   effect of the acquisition of
   ElectroPhotonics):
   Accounts receivable..........................   (9,977)       586   (14,238)
   Inventories..................................   (2,519)    (2,808)  (13,458)
   Deferred income taxes........................   (2,478)    (4,017)   (5,668)
   Other current assets.........................      160        342    (2,729)
   Accounts payable.............................    3,273      3,567     8,924
   Accrued liabilities..........................    5,909      6,875     9,681
   Income taxes payable.........................      854     (1,215)    4,337
                                                 --------  ---------  --------
    Net cash provided by operating activities...   13,456     27,692    32,181
                                                 --------  ---------  --------
Cash flows from investing activities:
 Additions to property and equipment............  (15,284)   (16,267)  (41,792)
 Payment from (advance to) joint venture........      --      (7,000)    7,000
 Long-term investments..........................      --         --     (2,964)
 Acquisition of ElectroPhotonics, net of cash
  received......................................      --         --    (25,654)
 Maturities and sale of short-term investments..      354     14,983       --
 Purchase of short-term investments.............   (6,426)    (4,143)      --
                                                 --------  ---------  --------
    Net cash used in investing activities.......  (21,356)   (12,427)  (63,410)
                                                 --------  ---------  --------
Cash flows from financing activities:
 Repurchase of Common Stock.....................            (120,000)      --
 Proceeds from issuance of Mandatorily
  Redeemable Convertible Preferred Stock........      --     116,123       --
 Payment to stockholder for note................     (200)       --        --
 Proceeds from exercise of Common Stock
  options.......................................      --         210       460
 Proceeds from issuance of Common Stock, net....      --         --     43,390
 Proceeds from Employee Stock Purchase Plan.....      --         --      1,225
 Principal repayments by stockholders on note
  receivable....................................    1,384        --      5,701
 Principal payments on capital lease
  obligations...................................     (700)      (757)   (1,240)
 Borrowings on long-term debt...................    7,700      3,000    20,175
 Payments on long-term debt.....................      (51)      (182)   (5,310)
                                                 --------  ---------  --------
    Net cash provided by (used in) financing
     activities.................................    8,133     (1,606)   64,401
                                                 --------  ---------  --------
Net increase in cash and cash equivalents.......      233     13,659    33,172
Cash and cash equivalents at beginning of
 period.........................................    8,026      8,259    21,918
                                                 --------  ---------  --------
Cash and cash equivalents at end of period...... $  8,259  $  21,918  $ 55,090
                                                 ========  =========  ========
Supplemental disclosure of cash flow
 information:
 Interest paid.................................. $    514  $   1,036  $  1,525
 Income taxes paid.............................. $ 10,103  $  17,549  $ 17,243
Non-cash investing and financing activities:
 Common Stock issued for the acquisition of
  ElectroPhotonics.............................. $     --  $      --  $ 13,709
 Acquisition of property and equipment through
  capital leases................................ $  2,918  $   2,783  $     --

                See Notes to Consolidated Financial Statements.

                             E-TEK DYNAMICS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The company and description of business

  E-TEK Dynamics, Inc. ("E-TEK" or "the Company") is a leader in the design and manufacture of components and modules for fiber optic networks. The product range includes WDM components and modules, isolators, couplers and micro-optic integrated components. These products are designed into Optical Amplifiers and WDM systems for communication networks. Applications include land and undersea, as well as emerging metropolitan and access, networks. E-TEK's customers are telecommunications equipment manufacturers that build optical networks for service providers. E-TEK operates in one business segment.

  Until July 23, 1997, the Company was owned by two founders ("the Founders"). In July 1997, the Company underwent a recapitalization in which it sold a controlling stake for $120 million in Mandatorily Redeemable Class A Convertible Preferred Stock ("Convertible Preferred Stock") which had significant rights and preferences over the Common Stock, including rights to elect a majority of E-TEK's directors, cumulative dividends and a liquidation preference. In connection with the recapitalization, the Company also repurchased $120 million in Common Stock from the Founders. The redemption was accounted for as a recapitalization and, accordingly, no change in the accounting basis of E-TEK's net assets has been made in the accompanying consolidated financial statements. The amount of cash paid to the stockholders exceeded the net assets of the Company at the time of the redemption by $83,901,000. This amount has been recorded in the equity section as distribution in excess of net book value.

  Pursuant to the recapitalization, the Company amended its articles of incorporation to change the authorized number of shares to 90,000,000, of which 30,000,000 were designated as Convertible Preferred Stock and 60,000,000 were designated as Common Stock. Also as of that date, there was a stock split in which each outstanding share of Common Stock was converted into 493.72476 shares of Common Stock. All shares and per share amounts were restated to reflect the stock split.

  In June and November 1998, the Company amended its articles of incorporation again to increase authorized shares of Common Stock to 65,000,000 shares and 300,000,000 shares, respectively. The Company is also authorized to issue 25,000,000 shares of Preferred Stock.

  The Company completed its initial public offering on December 2, 1998. Following the completion of the initial public offering, all shares of Convertible Preferred Stock converted into an aggregate of 30,000,000 shares of Common Stock.

  Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of consolidation

  All intercompany transactions and accounts have been eliminated.

                             E-TEK DYNAMICS, INC.

  Equity method of accounting

  The Company accounts for its investment in foreign joint ventures using the equity method of accounting. The Company accounts for the increase or decrease of its proportionate share of net book value in equity basis investees from the investees' issuance of stock at a price above or below the net book value per share as a change to additional paid-in capital.

  Revenue recognition

  Revenue from product sales is recognized at the time the product is shipped, with provisions established for estimated product returns and allowances. Revenue is deferred on shipments of new products as to which customer acceptance is considered to be uncertain.

  Warranty expense

  At the time of product shipment, the Company provides for the estimated costs that may be incurred under warranties for the product shipped.

  Research and development

  Research and development costs are expensed as incurred.

  Stock-based compensation

  The Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees". The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

  Cash and cash equivalents

  E-TEK considers all liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories

  Inventories are valued at the lower of cost or market, cost being determined using the first-in, first-out basis.

  Property and equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, which is fifteen years for buildings and range from three to five years for other property and equipment.

  Goodwill and other intangible assets

  Goodwill and other intangible assets are being amortized using the straight-line method over two to three years.

                             E-TEK DYNAMICS, INC.

  Impairment of long-lived assets

  Pursuant to Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed of" ("SFAS 121"), the Company reviews long-lived assets based upon a gross cash flow basis and will reserve for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. Based on its most recent analysis, the Company believes that there was no impairment of the long-lived assets as of June 30, 1999.

  Income taxes

  Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and the amounts reported for financial reporting purposes. Deferred income taxes are provided on unremitted earnings from the foreign joint ventures to the extent they are not considered permanently reinvested.

  Fair value of financial instruments

  For certain of the Company's financial instruments, including cash, cash equivalents, accounts receivable, accounts payable and other accrued liabilities, the carrying amount approximates fair value due to their short maturities. The estimated fair value of fixed rate long-term debt is primarily based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities. This fair value approximated the carrying amount of long-term debt at June 30, 1999.

  Comprehensive income

  During fiscal 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. The comprehensive income did not differ from the net income for the years presented.

  Recently issued accounting standards

  In June 1998, the Financial Accounting Standards Board issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect the adoption of SFAS 133 to have a material impact on its results of operations.

NOTE 2--ACQUISITION OF ELECTROPHOTONICS:

  The Company completed the acquisition of ElectroPhotonics Corporation in Canada on June 22, 1999. ElectroPhotonics develops optical networks components and modules including WDM components, dispersion equalization modules and optical network performance monitoring subsystems. The Company accounted for the transaction as a purchase and has included the operating results of ElectroPhotonics since the acquisition date in the accompanying consolidated financial statements. The Company issued approximately 400,000 shares of Common Stock with a market value of $13,709,000 and paid $26,728,000 in cash in exchange for all of the equity of ElectroPhotonics. Including acquisition costs of $460,000 and assumed liabilities of $582,000, the total

                             E-TEK DYNAMICS, INC.

purchase price was $41,479,000. The purchase price was allocated to identifiable tangible and intangible assets and to goodwill as follows (in thousands):

     Cash and marketable securities.................................... $ 1,074
     Property & equipment..............................................     712
     Developed technology..............................................     933
     Core technology...................................................   2,335
     In-process research and development...............................   4,207
     Acquired workforce................................................     230
     Trade names.......................................................     238
     Other assets......................................................     601
     Residual goodwill.................................................  31,149
                                                                        -------
                                                                        $41,479
                                                                        =======

  The valuations of the intangible assets, including developed technology, core technology, in-process research and development, acquired workforce and trade names, were based on an independent appraisal. In the appraisal, projected incremental cash flows of projects were discounted using discount rates ranging from 14% for developed technology to 24% for in-process research and development. The discount rates used reflect difficulties and risks regarding technological feasibility, market acceptance and other matters.

  Goodwill is being amortized over three years. Developed technology and core technology are being amortized over two to three years. In-process research and development was expensed at the time of the acquisition in accordance with generally accepted accounting principles.

  The following unaudited pro forma summary presents the consolidated results of operations of the Company, excluding acquired in-process research and development, as if the acquisition of ElectroPhotonics had occurred at the beginning of fiscal 1998. The unaudited pro forma summary is not necessarily indicative of what would have occurred had the acquisition been made as of the beginning of fiscal 1998 or of results which may occur in the future.

                                                                  June 30,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
     Net revenues............................................ $107,407 $173,094
     Net income..............................................    8,202   19,706
     Diluted net income per share............................ $   0.14 $   0.32

                             E-TEK DYNAMICS, INC.

NOTE 3--BALANCE SHEET DETAIL:

                                                               June 30,
                                                           ------------------
                                                             1998      1999
                                                           --------  --------
   Accounts receivable:
     Trade receivables.................................... $ 20,358  $ 39,980
     Less: Allowances for doubtful accounts and sales
      returns.............................................   (4,895)  (10,149)
                                                           --------  --------
                                                           $ 15,463  $ 29,831
                                                           ========  ========
   Inventories:
     Raw materials........................................ $  3,459  $ 10,613
     Work in process......................................    1,566     7,577
     Finished goods.......................................    1,884     2,177
                                                           --------  --------
                                                           $  6,909  $ 20,367
                                                           ========  ========
   Property and equipment:
     Machinery and equipment.............................. $ 22,429  $ 49,237
     Computers and software...............................    2,008     3,078
     Furniture and fixtures...............................      470     2,163
     Automobiles..........................................      138        27
     Building improvements................................    4,734    16,669
     Land and buildings...................................   11,610    11,610
                                                           --------  --------
                                                             41,389    82,784
     Less: Accumulated depreciation.......................  (10,517)  (20,910)
                                                           --------  --------
                                                           $ 30,872  $ 61,874
                                                           ========  ========
   Goodwill and other intangible assets:
     Goodwill.............................................      --   $ 31,149
     Purchased technologies...............................      --      3,268
     Other intangible assets..............................      --        468
                                                           --------  --------
                                                                --     34,885
     Less: Accumulated amortization.......................      --       (300)
                                                           --------  --------
                                                           $    --   $ 34,585
                                                           ========  ========
   Accrued liabilities:
     Accrued compensation................................. $  7,408  $ 10,887
     Accrued warranty.....................................    3,735     4,620
     Accrued commissions..................................    2,151     3,120
     Accrued professional services........................      839     1,221
     Accrued marketing expenses...........................      270     1,185
     Deferred revenues....................................    1,000       915
     Accrued sales and property taxes.....................      127       504
     Other................................................      657     3,900
                                                           --------  --------
                                                           $ 16,187  $ 26,352
                                                           ========  ========

NOTE 4--NET INCOME PER SHARE:

  Basic net income per share is computed by dividing net income available to Common Stockholders by the weighted average number of common shares outstanding during the period.

                             E-TEK DYNAMICS, INC.

Diluted net income per share is calculated using the weighted average number of outstanding shares of Common Stock plus dilutive Common Stock equivalents. For all periods presented, Common Stock equivalents consist of Convertible Preferred Stock, unvested Common Stock subject to repurchase and Common Stock options using the treasury stock method based on the average stock price for the period.

  The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                     Fiscal Year ended June 30,
                                                     --------------------------
                                                       1997     1998     1999
                                                     -------- -------- --------
Numerator:
  Net income........................................  $15,148  $17,924 $ 27,625
  Convertible Preferred Stock accretion.............      --     9,021    3,882
                                                     -------- -------- --------
  Net income available to Common Stockholders
   (Basic)..........................................   15,148    8,903   23,743
  Convertible Preferred Stock accretion.............      --     9,021    3,882
                                                     -------- -------- --------
  Net income available to Common Stockholders and
   assumed conversions (Diluted).................... $ 15,148 $ 17,924 $ 27,625
                                                     -------- -------- --------
Denominator:
  Denominator for basic earnings per share--weighted
   average common shares............................   50,000   22,970   43,152
  Effect of dilutive securities
    Common Stock options............................      --       296    1,998
    Unvested Common Stock subject to repurchase.....      --     4,104    4,166
    Convertible Preferred Stock.....................      --    28,191   12,430
                                                     -------- -------- --------
  Denominator for dilutive earnings per share--
   adjusted weighted average common shares and
   assumed conversions..............................   50,000   55,561   61,746
                                                     -------- -------- --------
  Basic earnings per share.......................... $   0.30 $   0.39 $   0.55
                                                     ======== ======== ========
  Diluted earnings per share........................ $   0.30 $   0.32 $   0.45
                                                     ======== ======== ========

NOTE 5--JOINT VENTURES:

  FibX

  During fiscal 1998, the Company entered into an agreement with a Taiwanese company to form a joint venture in Taiwan to develop, manufacture and distribute fiber optic components and products. The Company and the other investor each contributed $7,000,000 in cash for a 50% interest in the joint venture. Under the joint venture agreement and a related license agreement, the Company received $7,000,000 from the joint venture for certain technology of the Company that was licensed to the joint venture.

  The $7,000,000 cash contributed by the Company and the $7,000,000 receivable from the joint venture offset so that, in substance, the Company received a 50% interest in the joint venture in exchange for a technology license that had no carrying value in the Company's financial statements. In accordance with Emerging Issues Task Force Consensus No. 89-7, the Company did not record any gain on the exchange and, therefore, the carrying value of the Company's investment in FibX as of June 30, 1998 was nil. The Company's equity interest in FibX was subsequently diluted to 45% through the issuance of equity to other parties.

                             E-TEK DYNAMICS, INC.

  During fiscal 1999, FibX began to manufacture certain products for the Company. The Company sells certain components to and buys finished goods from FibX. The transactions between the Company and FibX during fiscal 1999 were immaterial. The Company's share of the equity loss in FibX was immaterial for fiscal 1999 and, therefore, the carrying value of the Company's investment in FibX was still nil as of June 30, 1999.

  On July 6, 1999, the Company purchased an additional interest in FibX from other investors for $12,000,000 in cash. After the purchase, the Company's interest in FibX was increased to approximately 96%. The purchase resulted in goodwill and other intangible assets of approximately $6,000,000 (unaudited), which will be amortized in accordance with the Company's accounting policy. The pro forma combined results of operations for fiscal 1998 and 1999 were not materially different than the actual results.

  ADVA

  During fiscal 1995, the Company contributed $250,000 for a 40% ownership interest in a German company ("ADVA") that develops and manufactures fiber optic components and products. The other 60% interest was held by the Company's German distributor, AMS Opto Tech GmbH ("AMS"). During the quarter ended April 1, 1999, the Company contributed an additional $2,500,000 to maintain its 40% interest in ADVA. On March 30, 1999, ADVA completed its initial public offering and began trading on the Neuer Markt of the Frankfurt Stock Exchange. The Company's ownership interest in ADVA was reduced to 33% after ADVA's initial public offering. The Company increased the carrying value of its investment to reflect the increase in the Company's share of ADVA's net book value. The Company recorded the increase, net of the deferred tax liability, as a credit to additional paid-in capital. At June 30, 1999, the carrying value of the Company's investment in ADVA was $10,665,000. The market value of the investment at June 30, 1999 was $121,803,000.

NOTE 6--DEBT:

  In November 1996, the Company obtained a $7,700,000 term loan from a financial institution, which bears interest at a rate of 7.85% per annum. Monthly principal and interest payments are $59,000, with a final payment of all remaining unpaid principal and interest on December 1, 2001. This loan is secured by the Company's land and buildings with a net book value of $11,610,000 at June 30, 1999. The outstanding balance of this note as of June 30, 1999 was $7,426,000.

  In September 1997, the Company obtained a $3,000,000 term loan from a bank, which bore interest at a rate of LIBOR plus 1.7% per annum. Monthly principal and interest payments amounted to $27,000, with a final payment of all remaining unpaid principal and interest on September 30, 2000. This note was paid off fully during fiscal 1999.

  In November 1998, the Company obtained a $5,440,000 term loan from a financial institution, which bears interest at a rate of 6.46% per annum. Monthly principal and interest payments amount to $129,000 with a final payment of all remaining unpaid principal and interest in October 2002. Should the Company elect to prepay any remaining balance of this note, they are subject to a penalty not to exceed 3% of the original principal balance. This note is secured by certain equipment owned by the Company. At June 30, 1999, the outstanding balance of this note was $4,525,000.

  In January 1999, the Company obtained a $7,890,000 term loan from a financial institution, which bears interest at a rate of 6.38% per annum. Monthly principal and interest payments amount to $241,000 with a final payment of all remaining unpaid principal and interest in January 2002. Should the Company elect to prepay any remaining balance of this note, it would pay a penalty not to

                             E-TEK DYNAMICS, INC.

exceed 3% of the original principal balance. This note is secured by certain equipment owned by the Company. At June 30, 1999, the outstanding balance of this note was $6,882,000.

  In April 1999, the Company obtained a $6,845,000 term loan from a financial institution, which bears interest at a rate of 6.89% per annum. Monthly principal and interest payments amount to $211,000 with a final payment of all remaining unpaid principal and interest in April 2002. Should the Company elect to prepay any remaining balance of this note, it would pay a penalty not to exceed 3% of the original principal balance. This note is secured by certain equipment owned by the Company. At June 30, 1999, the outstanding balance of this note was $6,501,000.

  Future principal payments under long-term debt are as follows (in thousands):

     Fiscal Year ending June 30,
     ---------------------------
     2000.............................................................. $ 6,101
     2001..............................................................   6,523
     2002..............................................................  12,342
     2003..............................................................     367
                                                                        -------
     Total principal payments..........................................  25,333
     Less: Current portion.............................................  (6,101)
                                                                        -------
     Long-term portion of principal payments........................... $19,232
                                                                        =======

NOTE 7--INCOME TAXES:

  The provision for income taxes was as follows (in thousands):

                                                  Fiscal Year ended June 30,
                                                  ----------------------------
                                                    1997      1998      1999
                                                  --------  --------  --------
     Current
       Federal................................... $  9,492  $ 14,216  $ 21,586
       State.....................................    1,463     1,943     2,499
                                                  --------  --------  --------
                                                    10,955    16,159    24,085
                                                  --------  --------  --------
     Deferred
       Federal...................................   (2,170)   (3,500)   (4,855)
       State.....................................     (308)     (517)     (813)
                                                  --------  --------  --------
                                                    (2,478)   (4,017)   (5,668)
                                                  --------  --------  --------
                                                  $  8,477  $ 12,142  $ 18,417
                                                  ========  ========  ========
     Tax rate reconciliation:
       Federal income tax statutory rate.........     35.0%     35.0%     35.0%
       State taxes, net of federal tax benefit...      2.9       2.6       2.3
       Permanent differences.....................      --        4.7       3.9
       Foreign sales corporation benefit.........     (2.7)     (4.2)     (3.0)
       Research and development credit...........     (0.7)     (1.0)     (1.1)
       Other.....................................      1.4       3.3       2.9
                                                  --------  --------  --------
                                                      35.9%     40.4%     40.0%
                                                  ========  ========  ========

                             E-TEK DYNAMICS, INC.

  Deferred tax assets and liabilities were comprised of the following (in thousands):

                                                                    June 30,
                                                                 --------------
                                                                  1998   1999
                                                                 ------ -------
     Deferred tax assets:
       Inventory reserves....................................... $1,444 $ 2,579
       Uniform cost capitalization for inventory................    789   1,250
       Sales return and bad debt reserves.......................  2,268   3,906
       Warranty reserves........................................  1,437   1,780
       Vacation and other accruals..............................    657   2,428
       State taxes..............................................    693     910
       Other....................................................    585     689
                                                                 ------ -------
                                                                  7,873  13,542
     Deferred tax liabilities...................................    --   (3,481)
                                                                 ------ -------
     Net deferred tax assets.................................... $7,873 $10,061
                                                                 ====== =======

  Deferred tax liabilities of $3,481,000 at June 30, 1999 related to the tax effect of a book/tax basis difference for the Company's investment in ADVA.

NOTE 8--MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

  On December 2, 1998, all shares of Convertible Preferred Stock converted into an aggregate of 30,000,000 shares of Common Stock. Prior to the conversion, the holders of the Convertible Preferred Stock had various rights and preferences as follows:

  Voting

  Each share of Convertible Preferred Stock had voting rights equal to an equivalent number of shares of Common Stock into which it was convertible and voted together as one class with the Common Stock. Holders of Convertible Preferred Stock had the right to elect three of the five members of the Board of Directors.

  Cumulative dividends

  Dividends on each share of Convertible Preferred Stock accrued at a rate of 8% per annum of the liquidation value of $4.00 per share. For the years ended June 30, 1998 and 1999, the Company recorded $9,021,000 and $3,882,000, respectively, for the accretion of the value of the Convertible Preferred Stock related to the 8% dividend per annum on the $120,000,000 liquidation value of the Convertible Preferred Stock.

  The holders of the Convertible Preferred Stock were also entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis.

  Redemption

  The holders of the Convertible Preferred Stock had the option to redeem the stock at the then liquidation value if there were a change in ownership of the Company. The liquidation value was defined as the greater of (i) an amount of $4.00 per share, plus any unpaid dividends or (ii) the consideration per share payable to holders of Common Stock assuming conversion to Common Stock of all outstanding Convertible Preferred Stock, plus any unpaid dividends, prior to liquidation.

                             E-TEK DYNAMICS, INC.

NOTE 9--RESTRICTED STOCK AND STOCK OPTION PLANS:

  Restricted stock

  During fiscal 1998 and 1999, under the Company's 1997 stock option plans, the Company issued 7,211,000 and 125,000 shares of Common Stock, respectively, to employees and officers of the Company in exchange for promissory notes in an aggregate principal amount of $18,215,000 and $1,250,000, respectively. These notes, which are secured by the shares of Common Stock, are generally full recourse and payable in five years from the purchase date or upon termination of employment by the Company, whichever comes first. Because these notes do not bear interest, the $18,215,000 and $1,250,000 face values were discounted using a 6% interest rate to $13,615,000 and $934,000, respectively, with the difference recorded as deferred compensation cost. During fiscal 1998 and 1999, the Company recognized $600,000 and $960,000, respectively, of compensation expense and $600,000 and $960,000, respectively, of interest income related to this imputed interest income. These shares sold in exchange for the promissory notes are subject to a right of repurchase by the Company, subject to vesting, which is generally over a four year period from the grant date, until vesting is complete.

  In addition, under the Company's 1997 stock option plans, the Company issued 88,000 and 158,000 shares of Common Stock to employees of the Company for $210,000 and $460,000 in cash during fiscal 1998 and fiscal 1999, respectively. These shares sold are subject to a right of repurchase by the Company, subject to vesting, which is generally over a four year period from the date of grant, until vesting is complete.

  At June 30, 1999, there were 3,139,000 shares of Common Stock purchased under the Company's 1997 stock option plans subject to repurchase.

  1997 Equity Incentive Plan

  In July 1997, the Company adopted the 1997 Equity Incentive Plan (the "Equity Plan") which provided for granting of incentive stock options and non-statutory stock options to employees, officers and consultants of the Company for up to 10,556,000 shares of Common Stock.

  Under the Equity Plan, incentive stock options were granted at a price that is not less than 100% of the fair market value of the stock on the date of grant,. Non-statutory stock options were granted at a price that was not to be less than 85% of the fair market value of the stock on the date of grant. The exercise price of any option granted to a 10% stockholder would not be less than 110% of the fair market value of the stock on the date of grant.

  Options are exercisable immediately subject to repurchase options held by the Company which generally lapse over a maximum period of four years at such times and under such conditions as determined by the Board of Directors. In August 1998, the Equity Plan was terminated and the remaining options available for grant under the Equity Plan were transferred to the 1998 Stock Plan.

  1997 Executive Equity Incentive Plan

  In October 1997, the Company adopted the 1997 Executive Equity Incentive Plan (the "Executive Plan") which provided for granting of incentive stock options and non-statutory stock options to officers or directors of the Company for up to 4,444,000 shares of Common Stock.

  Under the Executive Plan, incentive stock options are granted at a price that was not less than 100% of the fair market value of the stock on the date of grant. Non-statutory stock options were

                             E-TEK DYNAMICS, INC.

granted at a price that was not to be less than 85% of the fair market value of the stock on the date of grant. The exercise price of any option granted to a 10% stockholder would not be less than 110% of the fair market value of the stock on the date of grant.

  Options were exercisable immediately subject to repurchase by the Company which generally lapse over a maximum period of four years at such times and under such conditions as determined by the Board of Directors. In August 1998, the Executive Plan was terminated and the remaining options available for grant under the Executive Plan were transferred to the 1998 Stock Plan.

  1998 Stock Option Plan

  In August 1998, the Company adopted the 1998 Stock Plan (the "1998 Plan") to replace the Equity Plan and Executive Plan. The 1998 Plan provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of non-statutory stock options and stock purchase rights to employees, directors and consultants. A total of (i) 3,000,000 shares of the Company's Common Stock (plus shares which have been reserved but unissued under the Company's Equity Plan and Executive Plan), (ii) any share returned to the Equity Plan and the Executive Plan as a result of termination of options or repurchase of shares by the Company, and (iii) annual increases equal to the lesser of 3,000,000 shares, or 4% of the outstanding shares, are currently reserved for issuance pursuant to the 1998 Plan.

  The term of stock options granted under the 1998 Plan is generally 10 years. Under the 1998 Plan, incentive stock options are granted at a price that is not less than 100% of the fair market value of the stock on the date of grant. Non-statutory stock options are granted at a price that is not to be less than 85% of the fair market value of the stock on the date of grant. The exercise price of any option granted to a 10% stockholder will not be less than 110% of the fair market value of the stock on the date of grant. Options vest in four years under the 1998 Plan.

  Directors' Stock Option Plan

  In August, 1998, the Company adopted the 1998 Director Option Plan (the "Director Plan"). A total of 250,000 shares of the Company's Common Stock, plus an annual increase equal to the optioned stock underlying options granted in the immediately preceding year, have been reserved for issuance under the Director Plan.

  Under the Director Plan, non-statutory stock options are granted at 100% of the fair value of the stock on the date of grant. The term of stock options granted under the Director Plan is generally 10 years. Options vest in four years. At June 30, 1999, no options have been issued under the Director Plan.

  1998 Employee Stock Purchase Plan

  In August 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan"). Under the 1998 Purchase Plan, eligible employees may purchase Common Stock at a price equal to 85% of the lower of the fair market value of the Common Stock at the beginning of a 24-month period or end of each six-month segment within such offering period. Participation is limited to 10% of an employee's compensation (not to exceed amounts allowed by the Internal Revenue Code). A total of 750,000 shares of Common Stock have been reserved for issuance under the 1998 Purchase Plan, plus annual increases equal to the lesser of (i) 750,000 shares, (ii) 1% of the outstanding shares on such date, or (iii) such lesser amount as may be determined by the Board of Directors. To date, 120,000 shares of Common Stock have been issued under the 1998 Purchase Plan.

                             E-TEK DYNAMICS, INC.

  The following table summarizes activities under all of E-TEK's stock option plans:

                                                                        Weighted
                                             Options                    Average
                                            Available     Outstanding   Exercise
                                            for Grant        Shares      Price
                                          -------------- -------------- --------
                                          (in thousands) (in thousands)
   Shares authorized.....................     15,000            --       $   --
   Granted...............................    (10,525)        10,525        2.97
   Exercised.............................        --          (7,299)       2.52
   Cancelled.............................        176           (176)       2.41
                                             -------         ------
   Balance at June 30, 1998..............      4,651          3,050        4.05
   Shares authorized.....................      3,250            --          --
   Granted...............................     (3,095)         3,095       18.68
   Exercised.............................        --            (283)       6.05
   Repurchased...........................         48            --         2.65
   Cancelled.............................        123           (123)       8.39
                                             -------         ------
   Balance at June 30, 1999..............      4,977          5,739      $11.75
                                             =======         ======

  The weighted average fair value of options granted for fiscal 1998 and 1999 was $0.75 and $10.18, respectively.

  Under the 1997 option plans, options are exercisable immediately and subject to repurchase by the Company which generally lapse over a period of four years. At June 30, 1999, 4,150,000 options with a weighted average exercise price of $6.08 were outstanding and exercisable, of which 1,316,000 options were vested.

  Management calculated deferred compensation of $1,043,000 and $1,413,000 related to the option grants during fiscal 1998 and fiscal 1999, respectively. Such deferred compensation is amortized over the vesting period, which is generally four years. Amortization expense amounted to $290,000 and $540,000 for fiscal 1998 and 1999, respectively.

  Option groups outstanding at June 30, 1999 and related weighted average exercise price and contractual life information are as follows:

                                                                   Options Exercisable
                 Options Outstanding at June 30, 1999               at June 30, 1999
                -----------------------------------------------  -----------------------
                                    Weighted
                                    Average       Weighted                      Weighted
                                   Remaining       Average                      Average
   Range of         Number        Contractual     Exercise           Number     Exercise
Exercise Price    Outstanding         Life          Price         Exercisable    Price
--------------  ---------------   ------------    -------------  -------------- --------
                (in thousands)                                   (in thousands)
$ 2.30 -
  $ 2.30                     876            8.11   $        2.30       876       $ 2.30
$ 3.25 -
  $ 3.25                   1,281            8.60   $        3.25     1,281       $ 3.25
$ 4.20 -
  $ 8.00                     273            8.83   $        6.42       273       $ 6.42
$10.00 -
  $10.00                   2,143            9.13   $       10.00     1,674       $10.00
$12.00 -
  $43.50                   1,166            9.76   $       32.64        46       $12.00
                    ------------                                     -----
$ 2.30 -
  $43.50                   5,739            8.97   $       11.75     4,150       $ 6.08
                    ============                                     =====

                             E-TEK DYNAMICS, INC.

  Fair value disclosures

  Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net income and pro forma net income per share would have been decreased to the pro forma amounts indicated below (in thousands, except per share data):

                                                              Fiscal Year Ended
                                                                  June 30,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
     Net income:
      As reported............................................ $ 17,924 $ 27,625
                                                              ======== ========
      Pro forma.............................................. $ 16,681 $ 24,398
                                                              ======== ========
     Net income available for Common Stockholders:
      As reported............................................ $  8,903 $ 23,744
                                                              ======== ========
      Pro forma.............................................. $  7,660 $ 20,517
                                                              ======== ========
     Net income per share:
      As reported:
       Basic................................................. $   0.39 $   0.55
                                                              ======== ========
       Diluted............................................... $   0.32 $   0.45
                                                              ======== ========
      Pro forma:
       Basic................................................. $   0.33 $   0.48
                                                              ======== ========
       Diluted............................................... $   0.30 $   0.34
                                                              ======== ========

  The fair value of each option granted is estimated on the date of grant using the Black-Scholes Model. The minimum value method was used for fiscal 1998 and for the period between July 1, 1998 and December 1, 1998 with the following assumptions: a risk-free interest rate of 6.00% for fiscal 1998 and 5.91% for the period between July 1, 1998 and December 1, 1998; an expected term of option of 5 years and a dividend yield of 0.00% for both periods. For the period between December 2, 1998 and June 30, 1999, the following assumptions were used in the fair value calculations: a risk-free interest rate of 5.91%, a volatility rate of 82%, an expected term of option of 5 years and a dividend yield of 0.00%.

  Sales under the 1998 Purchase Plan were 120,000 shares at an average price per share of $10.20 in fiscal 1999. Pro forma compensation expense for the grant date fair value, as defined by SFAS 123, of the purchase rights granted under the 1998 Purchase Plan was calculated using the Black-Scholes Model with the following assumptions: an expected life of 1.25 years, an expected volatility rate of 80%, a dividend yield of 0.00 % and a risk-free interest rate of 5.91%. The weighted average fair value per share, as defined by SFAS 123, of rights to purchase stock under the 1998 Purchase Plan was $4.95.

  Because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future years.

NOTE 10--EMPLOYEE BENEFIT PLAN:

  The Company sponsors a 401(k) Savings Plan (the "Plan"). All employees are eligible to participate in the Plan following certain minimum eligibility requirements. Under the Plan, employees

                             E-TEK DYNAMICS, INC.

may elect to contribute up to 15% of their pre-tax compensation to the Plan, subject to annual limitations. Matching employer contributions are 25% of the employees' contributions but limited to the first 10% of the employees' deferral. Employer contributions are vested over five years after employees' two years of services and employee contributions are 100% vested at all times. The Company's contribution to the plan was $211,000, $313,000 and $1,027,000 for fiscal 1997, 1998 and 1999, respectively.

NOTE 11--MAJOR CUSTOMERS AND CONCENTRATION OF RISKS:

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents and trade accounts receivable. The Company invests primarily in money market accounts and marketable securities with high quality financial, government or corporate institutions. The Company sells its products to original equipment manufacturers and distributors. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable. At June 30, 1998, two customers and their affiliates accounted for 43% and 11% of accounts receivable. At June 30, 1999, four customers and their affiliates accounted for 30%, 15%, 11% and 11% of accounts receivable.

  During fiscal 1997, three customers and their affiliates accounted for 27%, 22% and 12% of total revenues. During fiscal 1998, three customers and their affiliates accounted for 30%, 16% and 14% of total revenues. During fiscal 1999, three customers and their affiliates accounted for 35%, 17% and 12% of total revenues. Export sales were approximately 42%, 53%, and 42% of total net sales for fiscal 1997, 1998 and 1999, respectively.

NOTE 12--INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION:

  The Company operates in a single industry segment--the design and manufacture of components and modules for fiber optic networks. The Company operates in three geographic regions: the United States, Europe and Asia/Pacific. The following is a summary of sales by geographic area (in thousands):

                                                      Fiscal Year ended June 30,
                                                      --------------------------
                                                        1997     1998     1999
                                                      -------- -------- --------
     United States................................... $ 42,532 $ 50,724 $ 92,319
     Europe..........................................   27,107   49,251   73,090
     Asia/Pacific....................................    3,437    6,949    7,255

NOTE 13--COMMITMENTS AND CONTINGENCIES:

  Leases

  The Company has entered into a number of noncancelable lease agreements involving machinery and equipment and automobiles. The principal portions of the minimum rentals have been capitalized and the related assets and obligations recorded using the interest rates implicit in the respective leases.

  During fiscal 1999, the Company entered into a facility lease for one manufacturing plant. The lease expires in 2006.

                             E-TEK DYNAMICS, INC.

  Future minimum payments under all noncancelable leases are as follows (in thousands):

                                                              Operating Capital
     Fiscal Year Ending June 30,                               Leases   Leases
     ---------------------------                              --------- -------
     2000....................................................  $ 1,964  $1,508
     2001....................................................    1,908   1,508
     2002....................................................    1,908     546
     2003....................................................    1,908     417
     2004....................................................    1,908     --
     Thereafter..............................................    3,498     --
                                                               -------  ------
     Total minimum lease payments............................  $13,094   3,979
                                                               =======
     Less: Amount representing interest......................             (421)
                                                                        ------
     Present value of capitalized lease obligations..........            3,558
     Less: Current portion...................................           (1,277)
                                                                        ------
     Long-term portion of capitalized lease obligations......           $2,281
                                                                        ======

  At June 30, 1998 and June 30, 1999, the cost of machinery and equipment and automobiles under capital leases, net of accumulated depreciation, was $4,025,000 and $2,195,000, respectively.

  Total rent expense on all operating leases was $283,000, $472,000 and $365,000 for fiscal 1997, 1998 and 1999, respectively.

  Contingencies

  The Company is party to litigation matters and claims which are normal in the course of its operations. While the results of such litigations and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on its financial position and results of operations or cash flows.

NOTE 14--SUBSEQUENT EVENT:

  On July 27, 1999, the Company signed a definitive agreement to acquire SMC Kaifa (Holdings) Ltd., for a total purchase price of 697,000 shares of its Common Stock and cash of $12,000,000. The Company estimates that the purchase will result in approximately $36,000,000 of goodwill and other intangible assets which will be amortized over 3 years. The closing of the transaction is subject to several conditions, including required governmental approvals. The Company cannot be certain that the acquisition will be completed.

                               AUDITORS' REPORT

To the Shareholder of E-TEK Electrophotonics Solutions Corporation (formerly Electrophotonics Corporation)

  We have audited the balance sheets of E-TEK Electrophotonics Solutions Corporation (formerly Electrophotonics Corporation) as at April 30, 1999 and July 31, 1998 and the statements of operations and deficit and cash flows for the nine-month period ended April 30, 1999 and the year ended July 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at April 30, 1999 and July 31, 1998 and the results of its operations and its cash flows for the nine-month period ended April 30, 1999 and the year ended July 31, 1998 in accordance with generally accepted accounting principles in Canada.

PricewaterhouseCoopers LLP

Chartered Accountants

Toronto, Canada

July 21, 1999 (except for note 12(c)
which is as at July 23, 1999)

Comments by Auditor for U.S. Readers on Canada-U.S. Reporting Difference

  In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders dated July 21, 1999, except for note 12(c) which is as at July 23, 1999, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

PricewaterhouseCoopers LLP

Chartered Accountants

Toronto, Canada
July 21, 1999 (except for note 12(c)
which is as at July 23, 1999)

                  E-TEK ELECTROPHOTONICS SOLUTIONS CORPORATION
                    (formerly Electrophotonics Corporation)

                                 BALANCE SHEETS
                       (In thousands of Canadian dollars)

                                                               April    July
                                                                30,      31,
                                                               1999     1998
                                                              -------  -------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................. $ 2,714  $ 5,492
  Accounts receivable -- net of allowance for doubtful
   accounts of $40 (1998 -- $0)..............................     136      136
  Investment tax credits recoverable.........................     399      510
  Inventory..................................................     225       48
  Prepaid expenses and other receivables.....................     108       95
                                                              -------  -------
                                                                3,582    6,281
Capital assets (note 4)......................................     838      588
License -- net of accumulated amortization of $25 (1998 --
 $0).........................................................     145      170
                                                              -------  -------
                                                              $ 4,565  $ 7,039
                                                              =======  =======
                         LIABILITIES
Current liabilities:
  Accounts payable and accrued liabilities................... $   837  $   708
  Current portion of term loan (note 6)......................      45       20
                                                              -------  -------
                                                                  882      728
Term loan (note 6)...........................................     --        40
                                                              -------  -------
                                                                  882      768
                                                              -------  -------
                    SHAREHOLDER'S EQUITY
Capital stock (note 7)
  Common shares..............................................   7,865    7,519
  Warrants...................................................     --        92
  Contributed surplus........................................       5        5
  Stock options..............................................      72      --
Deficit......................................................  (4,259)  (1,345)
                                                              -------  -------
                                                                3,683    6,271
                                                              -------  -------
                                                              $ 4,565  $ 7,039
                                                              =======  =======
Going concern (note 1)

                  E-TEK ELECTROPHOTONICS SOLUTIONS CORPORATION
                    (formerly Electrophotonics Corporation)

                      STATEMENTS OF OPERATIONS AND DEFICIT
                       (In thousands of Canadian dollars)

                                                         Nine-Month
                                                        Period Ended Year Ended
                                                         April 30,    July 31,
                                                            1999        1998
                                                        ------------ ----------
Revenue................................................   $   428     $   686
Cost of goods sold.....................................       348         467
                                                          -------     -------
  Gross profit.........................................        80         219
Interest income........................................       148         133
                                                          -------     -------
                                                              228         352
                                                          -------     -------
Operating expenses:
  Research and development (note 5)....................     1,341         811
  Marketing and sales..................................       583         312
  Administrative ......................................       816         648
  Interest.............................................        13          18
  Amortization.........................................       389         139
                                                          -------     -------
                                                            3,142       1,928
                                                          -------     -------
Loss before income taxes...............................    (2,914)     (1,576)
Recovery of deferred income taxes......................       --           43
                                                          -------     -------
Loss for the period....................................    (2,914)     (1,533)
Retained earnings (deficit)-- Beginning of period......    (1,345)        188
                                                          -------     -------
Deficit -- End of period...............................   $(4,259)    $(1,345)
                                                          =======     =======
Going concern (note 1)

                  E-TEK ELECTROPHOTONICS SOLUTIONS CORPORATION
                    (formerly Electrophotonics Corporation)

                            STATEMENTS OF CASH FLOWS
                       (in thousands of Canadian dollars)

                                                          Nine-month
                                                         period ended Year ended
                                                          April 30,    July 31,
                                                             1999        1998
                                                         ------------ ----------
Cash provided by (used in)
Operating activities
  Loss for the period..................................    $(2,914)    $(1,533)
  Items not affecting cash
    Amortization.......................................        389         139
    Deferred income taxes..............................        --          (43)
    Issuance of stock options for common shares for
     services rendered.................................         72         --
                                                           -------     -------
                                                            (2,453)     (1,437)
Changes in non-cash operating working capital items
  Accounts receivable..................................        --          (38)
  Investment tax credits recoverable...................        111        (292)
  Inventory............................................       (177)        149
  Prepaid expenses and other receivables...............        (13)        (90)
  Accounts payable and accrued liabilities.............        129         476
                                                           -------     -------
                                                            (2,403)     (1,232)
                                                           -------     -------
Investing activities:
  License..............................................        --        (170)
  Capital asset purchases..............................       (614)       (671)
                                                           -------     -------
                                                              (614)       (841)
Financing activities:
  Repayment of bank term loan..........................        (15)        (20)
  Issuance of common shares............................        254       7,507
  Issuance of warrants.................................        --          109
  Decrease in amounts due to shareholders..............        --          (29)
                                                           -------     -------
                                                               239       7,567
                                                           -------     -------
Increase (decrease) in cash and cash equivalents during
 the period ...........................................     (2,778)      5,494
Cash and cash equivalents -- Beginning of period.......      5,492          (2)
                                                           -------     -------
Cash and cash equivalents -- End of period.............    $ 2,714     $ 5,492
                                                           =======     =======
Supplemental information:
  Interest paid........................................    $    10     $     8
                                                           =======     =======
  Issuance of stock options for common shares for
   services rendered...................................    $    72     $   --
                                                           =======     =======

                 E-TEK ELECTROPHOTONICS SOLUTIONS CORPORATION

                    (formerly Electrophotonics Corporation)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                       April 30, 1999 and July 31, 1998

                   (tabular amounts in thousands of dollars)
          (amounts in Canadian dollars, except where otherwise noted)

1--GOING CONCERN

  These financial statements are prepared on a going concern basis, which assumes that E-TEK Electrophotonics Solutions Corporation (the company) will realize its assets and discharge its liabilities in the normal course of business. The company incurred an operating loss of $2,914,000 for the nine-month period ended April 30, 1999 (July 31, 1998--$1,533,000) and reported a deficit at April 30, 1999 of $4,259,000 (July 31, 1998-$1,345,000). The
ability of the company to continue as a going concern is dependent upon obtaining adequate sources of financing and developing and maintaining profitable operations. Should the company be unable to continue as a going concern, assets and liabilities would require restatement on a liquidation basis, which would differ materially from the going concern basis.

  On June 22, 1999, the company was acquired by a U.S. public company (note 12(b)). Management anticipates that this transaction will provide the funding and create the strategic alliances necessary to meet the company's plans. Nevertheless, there are no assurances that these arrangements will be successful or that, together with the projected cash flow from the operations of the company, they will be sufficient to meet its obligations as they become due.

2--NATURE OF OPERATIONS

  The company was formed on June 18, 1999 through an amalgamation of 3030155 Nova Scotia Company and Electrophotonics Corporation Limited (see note 12(a)). The business of the company was previously operated as Electrophotonics Corporation, a company incorporated on August 9, 1993 under the laws of the Province of Ontario, Canada.

  The company is a developer of components and modules for optical networks. The company is in the early stages of commercial manufacturing and marketing of its products.

3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  These financial statements have been prepared in Canadian dollars in accordance with accounting principles generally accepted in Canada, which, in the case of the Company, differ in certain respects from those in the United States as explained in Note 11. The principal accounting policies of the company are summarized below.

  Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue recognition

  Revenue from the sale of the company's products is recognized when shipment occurs and title passes to the customer. A provision is made for estimated warranty costs at the time of the sale. The

                 E-TEK ELECTROPHOTONICS SOLUTIONS CORPORATION

                    (formerly Electrophotonics Corporation)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                       April 30, 1999 and July 31, 1998

company calculates a return provision based on historical experience and makes appropriate reserves at the time the revenue is recognized.

  Cash and cash equivalents

  The company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

  Financial instruments

  The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, receivables, accounts payable and term loan approximate fair value due to their short-term maturities.

  Certain risks and concentrations

  The company's financial instruments, which are exposed to concentration of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The company maintains its accounts for cash and cash equivalents with large low-credit-risk financial institutions in Canada in order to reduce its exposure. The company performs ongoing credit valuations of its customers' financial condition. At April 30, 1999, two customers accounted for 32% and 24% of total accounts receivable. At July 31, 1998, three customers accounted for 34%, 23% and 21% of total accounts receivable. Revenue from a single customer represented 41% of total revenue for the nine-month period ended April 30, 1999 and 34% of total revenue for the year ended July 31, 1998.

  Foreign currency translation

  Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities and transactions are translated at exchange rates prevailing at the respective transaction dates. Revenue and expenses are translated at average rates prevailing during the period. Exchange gains and losses are included in the statements of operations and deficit.

  Inventory

  Inventory is valued at the lower of cost and net realizable value. Cost is determined by the first-in, first-out method.

  Capital assets

  Capital assets are recorded at the lower of cost, net of accumulated amortization, and net recoverable amount. Amortization charges are calculated on a straight-line basis over the estimated three-year useful lives of the assets. Leasehold improvements are amortized over the term of the lease plus one renewal period, or the estimated lives, whichever is shorter. The Company reviews capital assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amounts by which the carrying amount of the assets exceeds the projected future cash flows arising from the asset.

                 E-TEK ELECTROPHOTONICS SOLUTIONS CORPORATION

                    (formerly Electrophotonics Corporation)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                       April 30, 1999 and July 31, 1998


  Licences

  External costs of licences are recorded at cost and amortized over their estimated useful lives of five years. If the carrying amount of a licence is no longer recoverable, the related unamortized cost is written down to fair value.

  Research and development

  Research costs are expensed as incurred. Development costs are expensed as incurred unless a project meets the criteria under generally accepted accounting principles for deferral and amortization. The company has not deferred any development costs to date. Investment tax credits earned on scientific research and experimental development expenditures are accounted for using the cost reduction method and accordingly are deducted from the related research and development expenses or related assets in the year of expenditure, provided there is reasonable assurance they will be realized.

  Income taxes

  The company follows the deferral method of tax allocation in accounting for income taxes. Under the deferral method, income taxes are provided for based on accounting income for tax purposes included in the financial statements, regardless of when such income is subject to taxes under tax laws. The differences between the taxes currently payable and taxes accrued are reported as deferred income taxes on the balance sheet. Deferred tax assets for loss carry-forwards are recorded when virtual certainty exists that the benefits will be realized.

4--CAPITAL ASSETS

                              April 30, 1999
                         ------------------------
                                Accumulated
                          Cost  amortization Net
                         ------ ------------ ----
                         $      $            $
  Computer equipment        132       52       80
  Technical equipment       278      120      158
  Optical equipment         734      256      478
  Furniture and fixtures    201       79      122
  Leasehold improvements     41       41      --
                         ------     ----     ----
                          1,386      548      838
                         ======     ====     ====
                               July 31,1998
                         ------------------------
                                Accumulated
                          Cost  amortization Net
                         ------ ------------ ----
                         $      $            $
  Computer equipment         68       20       48
  Technical equipment       127       58       69
  Optical equipment         440       70      370
  Furniture and fixtures    101       32       69
  Leasehold improvements     36        4       32
                         ------     ----     ----
                            772      184      588
                         ======     ====     ====

                 E-TEK ELECTROPHOTONICS SOLUTIONS CORPORATION

                    (formerly Electrophotonics Corporation)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                       April 30, 1999 and July 31, 1998

5--RESEARCH AND DEVELOPMENT EXPENDITURES

                                               April   July 31,
                                              30, 1999   1998
                                              -------- --------
                                              $        $
  Gross research and development expenditures    1,341    1,151
  Less: Investment tax credits                     --      (340)
                                              -------- --------
  Research and development expenditures--net     1,341      811
                                              ======== ========

6--TERM LOAN

  The company has arranged a term loan, bearing interest at prime plus 2.5%, repayable in monthly instalments of $1,667, guaranteed under the Small Business Loans Act. Subsequent to April 30, 1999 the term loan was repaid in full.

7--CAPITAL STOCK

 a) Common shares

                                                                  April   July
                                                                   30,     31,
                                                                  1999    1998
                                                                 ------- -------
   Authorized...................................................
     Unlimited common shares....................................
   Issued and outstanding.......................................
       2,331,374 (1998-2,288,174) common shares................. $ 7,865 $ 7,519
                                                                 ======= =======

  The common share transactions are as follows:

                                               April 30, 1999   July 31, 1998
                                              ---------------- ----------------
                                              Number of        Number of
                                               shares   Amount  shares   Amount
                                              --------- ------ --------- ------
   Issued -- Beginning of period............  2,288,174 $7,519       100 $ --
   On stock split(i)........................        --     --    999,900   --
   On exercise of employee stock options
    (i).....................................     15,000    --        --    --
   Issued for private placement #1 -- net of
    issued costs (ii).......................        --     --    430,000 1,265
   Issued for private placement #2 -- net of
    issue costs (iii).......................                     580,000 4,793
   On conversion of warrants (ii), (iii)....     28,200    346   278,174 1,461
                                              --------- ------ --------- -----
   Issued-End of period.....................  2,331,374  7,865 2,288,174 7,519
                                              ========= ====== ========= =====

                 E-TEK ELECTROPHOTONICS SOLUTIONS CORPORATION

                    (formerly Electrophotonics Corporation)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                       April 30, 1999 and July 31, 1998


 b) Warrants

  The warrant transactions are as follows:

                                             April 30, 1999   July 31, 1998
                                            ---------------- -----------------
                                            Number of        Number of
                                            warrants  Amount warrants   Amount
                                            --------- ------ ---------  ------
   Issued--Beginning of period.............   28,200   $92        --     $
   Issued in connection with private
    placement #1 (ii)......................      --    --     215,000     106
   Issued for brokerage services (ii),
    (iii)..................................      --    --      80,000     147
   On conversion of brokerage warrants
    (ii)...................................      --    --      22,500      10
   Converted into common shares............  (28,200)  (92)  (278,174)   (166)
   Expired.................................      --    --     (11,126)     (5)
                                             -------   ---   --------    ----
   Issued--End of period...................      --            28,200      92
                                             =======   ===   ========    ====

  i) On September 25, 1997, the company subdivided each of the issued common shares into 10,000 common shares, increasing the total number of common shares issued and outstanding from 100 to 1,000,000 and the number of stock options outstanding from 1.5 to 15,000. These options were exercised for an aggregate total of $3 cash on November 2, 1998.

  ii) Private placement #1

    On September 26, 1997, the company issued 430,000 units at a price of $3.50 per unit for cash proceeds of $1,505,000. Each unit consists of one common share and one-half of a warrant, entitling the holder to purchase an additional common share of the company for $4.75. The warrants expire on June 30, 1998. Costs of the transaction include fees of $90,300 and an issuance of 45,000 warrants with a fair value of $43,292. Each warrant entitled the holder to purchase a unit consisting of one common share of the company and one-half of a warrant for a price of $3.50 per unit. Each whole warrant entitled the holder to purchase an additional common share of the company for a price of $4.75 per share. These warrants expire on June 30, 1998.

    The fair values of the warrants were estimated using the Black-Scholes option-pricing model. The following assumptions were used in the model: no annual dividends, expected volatility of 70%, risk free interest rate of 3.81%, and expected life of nine months.

    Based on the fair value of the underlying instruments within the units $1,265,071 of the net proceeds was allocated to common shares and the balance of $106,337 was allocated to the private placement #1 warrants.

    During fiscal 1998, 204,250 private placement #1 warrants were exercised for cash proceeds of $970,188. The remaining warrants expired on June 30, 1998. The amount of $5,000 attributed to the expired warrants has been reflected as contributed surplus.

    During fiscal 1998, 45,000 brokerage warrants were exercised for cash proceeds of $157,500. Of the additional 45,000 half warrants acquired upon the exercise of the brokerage warrants, 44,624 half warrants were exercised for cash proceeds of $105,982 and the remaining 376 half warrants expired on June 30, 1998.

                 E-TEK ELECTROPHOTONICS SOLUTIONS CORPORATION

                    (formerly Electrophotonics Corporation)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                       April 30, 1999 and July 31, 1998

  iii) Private placement #2

    On February 9, 1998, the company issued 580,000 common shares at a price of $9.00 per share for cash proceeds of $5,220,000. Costs of the transaction include fees of $313,200 and an issuance of 35,000 brokerage warrants with a fair value of $114,091. Each warrant entitled the holder to purchase one common share of the company for a price of $9.00 per share. These warrants expire on February 5, 1999.

    The fair values of the brokerage warrants were estimated using the Black-Scholes option-pricing model. The following assumptions were used in the model: no annual dividends, expected volatility of 70%, interest rate of 5.06%, and expected life of one year.

    During fiscal 1998, 6,800 brokerage warrants were exercised for cash proceeds of $61,200. During the nine-month period ended April 30, 1999, the remaining 28,200 brokerage warrants were exercised for cash proceeds of $253,900.

 c) Stock Options

  On September 26, 1997, the company approved a stock option plan for the benefit of certain key employees, officers and directors. The plan allows options to be issued aggregating not more than 10% of the issued and outstanding shares of the company. Each option under the incentive plan allows for the purchase of one common share and expires not later than ten years from the date granted. Any unvested options may be cancelled if employment is terminated.

                                                                        Number
                                                                        -------
       Balance--July 31, 1997..........................................  15,000
       Granted at $3.50................................................ 114,750
       Granted at $9.00................................................  88,014
       Exercised.......................................................     --
       Cancelled.......................................................     --
                                                                        -------
       Balance--July 31, 1998.......................................... 217,764
       Granted at $9.00................................................  26,400
       Exercised....................................................... (15,000)
       Cancelled....................................................... (17,418)
                                                                        -------
       Balance--April 30, 1999......................................... 211,746
                                                                        =======

                 E-TEK ELECTROPHOTONICS SOLUTIONS CORPORATION

                    (formerly Electrophotonics Corporation)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                       April 30, 1999 and July 31, 1998

  As at April 30, 1999, the company had stock options outstanding as follows:

                           Fiscal
                             year      Number of
Class of option holder     issued options issued         Expiry Exercise price
----------------------    ------- --------------         ------ --------------
                                                                             $
                                                 December 2000-
Employees................  1998       98,013     September 2002   3.50-9.00
                                                   August 2001-
                           1999       17,400         April 2002        9.00
                                                 December 2000-
Executive officers.......  1998       20,833     September 2002        3.50
Directors not executives                         December 2000-
 or employees............  1998       54,000           May 2003   3.50-9.00
                                                  October 2000-
Non-employees............  1998       12,500       October 2002        3.50
                           1999        9,000         April 2002        9.00
                                     -------
                                     211,746
                                     =======

  The options are subject to various vesting requirements as outlined in the plan.

  Non-employee options

  The fair value of stock options granted to non-employees was estimated on the date the non-employee earned the option using the Black-Scholes option-pricing model with the following weighted average assumptions: no annual dividend, expected volatility of 70%, interest rate of 4.88% and expected life of three years. The weighted average fair value of stock options earned in the nine-month period ended April 30, 1999 was $6.83. The resulting values have been charged to the statements of operations and deficit in the period that services were rendered. The fair value of the stock options charged to the statements of operations and deficit in 1999 was $71,672.

8--INCOME TAXES

 Investment tax credits

  Investment tax credits have been claimed on qualifying research and development expenditures and are subject to review and audit by Revenue Canada. As a result, amounts recovered may differ from the amounts recorded in the financial statements.

  Assuming the Company is a qualifying corporation for the taxation year that includes the nine-month period ended April 30, 1999, during the period ended April 30, 1999, the company has generated refundable investment tax credits of approximately $425,000. The benefit of these refundable investment tax credits has not been recorded in the accounts.

                 E-TEK ELECTROPHOTONICS SOLUTIONS CORPORATION

                    (formerly Electrophotonics Corporation)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                       April 30, 1999 and July 31, 1998


  The company has non-refundable investment tax credits available for carry-forward against future years' federal income taxes payable of approximately $153,000, expiring $108,000 in 2006 and $45,000 in 2007, and unclaimed scientific research and development expenditures of $1,733,000 that may be carried forward indefinitely. The benefit of these amounts has not been recorded in the accounts.

 Income taxes

  The company has income tax loss carry-forwards of $2,077,000 for federal purposes and $3,351,000 for provincial purposes. The benefit of these losses has not been recorded in the accounts. The income tax loss carry-forwards expire as follows:

                                                              Federal Provincial
                                                              ------- ----------
  2000....................................................... $  --     $   23
  2001.......................................................               47
  2002.......................................................    --         99
  2003.......................................................    579     1,350
  2004.......................................................  1,498     1,832
                                                              ------    ------
                                                               2,077     3,351
                                                              ======    ======

9--COMMITMENTS

  The company's commitments under premises and equipment leases are as follows:

     2000................................................................... $57
     2001...................................................................   9
     2002...................................................................   2
     2003...................................................................   2
                                                                             ---
                                                                              70
                                                                             ---

10--UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

  The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                 E-TEK ELECTROPHOTONICS SOLUTIONS CORPORATION

                    (formerly Electrophotonics Corporation)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                       April 30, 1999 and July 31, 1998


11--UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  These financial statements have been prepared in accordance with generally accepted accounting principles in Canada (Canadian GAAP) which, in the case of the company conform, in all material respects with generally accepted accounting principles in the United States (U.S. GAAP), except as set forth below.

  Accounting for income taxes

  Under Canadian GAAP, the deferral method is used, whereby deferred tax assets for loss carry-forwards may be recognized if it is virtually certain that the benefit will be realized. Under U.S. GAAP, the liability method is used, whereby deferred tax assets for loss carry-forwards are recognized and reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized. The difference between the deferral and liability methods has had no effect on the statements of operations and deficit. The company has maintained its 100% valuation allowance on the net deferred tax asset because of the lack of profitability in the past, the risk that taxable income may not be generated in the future and the non-transferable nature of the deferred tax asset.

  The deferred tax balances are summarized as follows:

                                                              April 30, July 31,
                                                                1999      1998
                                                              --------- --------
   Deferred tax assets
     Share issue costs.......................................  $   145   $  178
     Research expenses.......................................      773      482
     Non-capital losses......................................    1,125      404
                                                               -------   ------
                                                                 2,043    1,064
                                                               -------   ------
   Deferred tax liabilities
     Capital assets..........................................      152      179
     Warranty and other provisions...........................      178      228
                                                               -------   ------
                                                                   330      407
                                                               -------   ------
                                                                 1,713      657
   Valuation allowance.......................................   (1,713)    (657)
                                                               -------   ------
   Net deferred tax asset....................................       --       --
                                                               -------   ------

  The valuation allowance increased by $1,056,000 during the nine-month period ended April 30, 1999.

  Accounting for stock-based compensation

  Under U.S. GAAP, the company has elected to continue to measure compensation cost related to awards of stock options using the intrinsic value based method of accounting (APB25).

  In accordance with APB25, the compensation component related to options granted during the year ended July 31, 1998 is $518,468 and during the nine-month period ended April 30, 1999 is $192,042, which would be amortized into the results of operations over the option vesting period.

                 E-TEK ELECTROPHOTONICS SOLUTIONS CORPORATION

                    (formerly Electrophotonics Corporation)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                       April 30, 1999 and July 31, 1998

Under Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-based
Compensation," the company is required to have pro forma disclosures of the loss for the period as if the fair value based method of accounting had been applied for stock options granted to employees and directors.

  For disclosure purposes, the fair value of each stock option granted to employees and directors was estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions used for stock options granted:

                                                           April 30,  July 31,
                                                             1999       1998
                                                           --------- ----------
Annual dividends..........................................      nil         nil
Expected volatility.......................................       --          --
Interest rate.............................................     4.98%       5.12%
Expected life.............................................  3 years  3.45 years

  Under the above model, the total value of stock options granted to employees and directors was $628,604 during the year ended July 31, 1998 and $213,291 during the nine-month period ended April 30, 1999, which would be amortized on a pro forma basis over the option vesting period. Had the company determined compensation cost for these plans in accordance with SFAS No. 123, the company pro forma loss would have been unchanged at $1,533,000 for the year ended July 31, 1998 and $2,986,000 for the nine-month period ended April 30, 1999.

  Operations

  The reconciliation of the loss determined in accordance with Canadian GAAP to the loss determined as result of the application of the above-noted U.S. accounting principles is as follows:

                                                             April 30, July 31,
                                                               1999      1998
                                                             --------- --------
Loss for the period as reported.............................  $(2,914) $(1,533)
Accounting for stock based compensation.....................      (58)      --
                                                              -------  -------
Loss for the period in accordance with U.S. GAAP............   (2,972)  (1,533)
                                                              =======  =======

12 SUBSEQUENT EVENTS

 a) On June 14, 1999, Electrophotonics Corporation, a company incorporated under the laws of the Province of Ontario, Canada, received a continuance to carry on business in the Province of Nova Scotia, Canada, changed its name to Electrophotonics Corporation Limited and amended its authorized capital to a maximum of 100 million common shares. On June 18, 1999, Electrophotonics Corporation Limited was amalgamated with 3030155 Nova Scotia Company, a company incorporated under the laws of the Province of Nova Scotia, Canada, to form an amalgamated company named E-TEK Electrophotonics Solutions Corporation.

 b) On June 22, 1999, the company was acquired by Lundy Technology Co. (Lundy), a wholly owned subsidiary of E-TEK Dynamics Inc. (E-TEK), a U.S. public company. Immediately prior to the acquisition, 101,068 stock options were converted into common shares of the company for proceeds of $449,000. Promissory notes pertaining to these stock option conversions of $246,000 were issued by the company. Lundy acquired all of the company's outstanding common shares, in exchange for a combination of approximately 400,000 shares of Class A common stock of Lundy and US$26,728,000 in cash. Shares of Class A common stock of Lundy are exchangeable into the shares of common stock

                 E-TEK ELECTROPHOTONICS SOLUTIONS CORPORATION

                    (formerly Electrophotonics Corporation)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                       April 30, 1999 and July 31, 1998

of E-TEK at the option of the holder within two years of the transaction. As of June 22, 1999, the value of E-TEK common stock that could have been received upon the conversion of the shares of Class A common stock of Lundy was US$13,709,000. All unexercised options were cancelled on the date of the transaction.

 c) On July 23, 1999, the company entered into an agreement to lease premises for future minimum commitments of approximately $1,260,000, payable over the next five years commencing August 1, 1999.

       E-TEK DYNAMICS, INC. ACQUISITION OF ELECTROPHOTONICS CORPORATION

Unaudited Pro Forma Financial Information

  On June 22, 1999, E-TEK Dynamics ("the Company" or "E-TEK") acquired ElectroPhotonics Corporation ("ElectroPhotonics"), a Canadian-based privately held company that develops optical networks components and modules. Under the term of the agreement, E-TEK acquired all of the outstanding stock of ElectroPhotonics in exchange for 400,000 shares of E-TEK's Common Stock and $26.7 million in cash. The Company's shares were valued at $34.27 per share based on the average closing price of E-TEK Common Stock three days before and three days after the transaction, as quoted on the Nasdaq National Market. In addition, the Company incurred $460,000 in acquisition costs. The transaction was accounted for using the purchase method of accounting and the results of ElectroPhotonics were included in the results of E-TEK from June 22, 1999, the closing date of the transaction.

  The following unaudited Pro Forma Consolidated Statement of Operations for the year ended June 30, 1999 gives effect to the acquisition by E-TEK of ElectroPhotonics as if it had occurred on July 1, 1998. It has been derived from the Consolidated Statement of Operations of E-TEK for the year ended June 30, 1999 appearing elsewhere in the Prospectus and the unaudited Statement of Operations of ElectroPhotonics for the period from July 1, 1998 to June 21, 1999. The unaudited Pro Forma Consolidated Statement of Operations should be read in conjunction with the historical financial statements and notes thereto of E-TEK and ElectroPhotonics included elsewhere in this Prospectus.

                              E-TEK DYNAMICS, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            Year ended June 30, 1999
                                  (unaudited)

                                                             Pro Forma
                                                        ----------------------
                                                        Acquisition
                            E-TEK   ElectroPhotonics(1) Adjustments   Combined
                           -------- ------------------- -----------   --------
Net revenues.............. $172,664       $   430              --     $173,094
Cost of goods sold........   85,123           330              --       85,453
                           --------       -------         -------     --------
Gross profit..............   87,541           100              --       87,641
                           --------       -------         -------     --------
Operating expenses:
  Research and
   development............   14,687         1,217              --       15,904
  Selling, general and
   administrative.........   24,516         1,709              --       26,225
  Purchased in-process
   research and
   development............    4,207            --          (4,207)(2)       --
  Amortization of
   intangibles............      300            --          11,706 (2)   12,006
                           --------       -------         -------     --------
    Total operating
     expenses.............   43,710         2,926           7,499       54,135
                           --------       -------         -------     --------
Operating income (loss)...   43,831        (2,826)         (7,499)      33,506
Interest income, net......    2,211           127          (1,200)(3)    1,138
                           --------       -------         -------     --------
Income (loss) before
 income taxes.............   46,042        (2,699)         (8,699)      34,644
Provision for income
 taxes....................   18,417            --          (3,479)(4)   14,938
                           --------       -------         -------     --------
Net income (loss).........   27,625        (2,699)         (5,220)      19,706
Convertible Preferred
 Stock accretion..........    3,882            --              --        3,882
                           --------       -------         -------     --------
Net income (loss)
 available to Common
 Stockholders............. $ 23,743       $(2,699)        $(5,220)    $ 15,824
                           ========       =======         =======     ========
Net income per share:
  Basic................... $   0.55                                   $   0.36
  Diluted................. $   0.45                                   $   0.32
Shares used in net income
 per share calculation:
  Basic...................   43,152                           392 (5)   43,544
  Diluted.................   61,706                           392 (5)   62,098

  See accompanying notes to unaudited Pro Forma Consolidated Statement of Operations for explanation of pro forma acquisition adjustments.

       E-TEK DYNAMICS, INC. ACQUISITION OF ELECTROPHOTONICS CORPORATION

              Notes to Unaudited Pro Forma Financial Information

(1) Basis of Presentation

  The statement of operations of ElectroPhotonics has been prepared in accordance with accounting principles generally accepted in the U.S. The amounts were translated from Canadian dollars to US dollars using the average exchange rate for the period.

(2) Allocation of Purchase Price and Related Amortization

  The purchase price was allocated to tangible net assets and identifiable intangible assets with remaining the unallocated purchase price attributed to goodwill. The fair value of tangible assets approximated their historical book value at June 22, 1999. The identifiable intangible assets and goodwill, along with their estimated lives for amortization, are as follows (in thousands):

                                                                            Life
                                                                            ----
   Developed technology............................................ $   933   2
   Core Technology.................................................   2,335   3
   In-process research and development.............................   4,207
   Trade names.....................................................     238   1
   Acquired work forces............................................     230   2
   Goodwill........................................................  31,149   3

  The value assigned to in-process research and development was expensed at the time of acquisition in accordance with generally accepted accounting principles. The Pro Forma Consolidated Statement of Operations excludes the charge for in-process research and development due to the non-recurring nature of the charge.

(3) Interest Income

  In connection with the payment of $27.2 million in cash paid for the acquisition, including acquisition costs, interest income was reduced for the period from July 1, 1998 to June 22, 1999 using the 4.4% annual interest rate earned in such funds.

(4) Income Taxes

  The provision for income taxes was adjusted to reflect adjustments (2) and
(3).

(5) Shares Used in Net Income Per Share Calculation

  The number of shares used in net income per share calculation was adjusted as if the 400,000 shares for the acquisition were issued as of July 1, 1998.

                                 UNDERWRITING

  E-TEK, the selling stockholders and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table.

                          Underwriters                        Number of Shares
                          ------------                        ----------------
   Goldman, Sachs & Co. .....................................
   Morgan Stanley & Co. Incorporated.........................
   Dain Rauscher Wessels, a division of Dain Rauscher
    Incorporated.............................................
   Schroder & Co. Inc. ......................................
   SoundView Technology Group, Inc...........................
   U.S. Bancorp Piper Jaffray Inc............................
                                                                 ---------
       Total.................................................    6,000,000
                                                                 =========

                               ----------------

  If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 900,000 shares from certain selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

  The following tables show the per share and total underwriting discounts and commissions to be paid to the Underwriters by E-TEK and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares.

                                                          Paid by the Company
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
     Per Share........................................    $            $
     Total............................................    $            $

                                           Paid by the Selling Stockholders
                                           ---------------------------------
                                             No Exercise     Full Exercise
                                           ---------------------------------
     Per Share............................    $                            $
     Total................................    $                            $

  Shares sold by the Underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a
discount of up to $    per share from the initial price to public. Any such
securities dealers may resell any shares purchased from the Underwriters to
certain other brokers or dealers at a discount of up to $    per share from
the initial price to public. If all the shares are not sold at the initial price to public, the Underwriters may change the offering price and the other selling terms.

  E-TEK, its directors and officers and the selling stockholders have agreed with the Underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the Underwriters. This agreement does not apply to any existing employee benefit plans or shares issued by E-TEK in connection with acquisitions. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions relating to our outstanding shares of common stock.

  In connection with the offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

  These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  As permitted by Rule 103 under the Exchange Act, certain Underwriters and selling group members, if any, that are market makers ("passive market makers") in the common stock may make bids for or purchases of common stock in the Nasdaq National Market until a stabilizing bid has been made. Rule 103 generally provides that:

  . a passive market maker's net daily purchases of the common stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months, or any 60 consecutive days ending within the 10 days, immediately preceding the filing date of the registration statement of which this prospectus forms a part,

  . a passive market maker may not effect transactions or display bids for common stock at a price that exceeds the highest independent bid for the common stock by persons who are not passive market makers, and

  . bids made by passive market makers must be identified as such.

  E-TEK estimates that the total expenses for the offering, excluding underwriting discounts and commissions, will be approximately $750,000.

  E-TEK and the selling stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                  -----------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Special Note Regarding Forward-Looking Statements........................  14
Use of Proceeds..........................................................  15
Price Range of Common Stock..............................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Selected Consolidated Financial Data.....................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  24
Management...............................................................  31
Certain Transactions.....................................................  39
Principal and Selling Stockholders.......................................  41
Description of Capital Stock.............................................  43
Shares Eligible For Future Sale..........................................  46
Validity of Common Stock.................................................  48
Experts..................................................................  48
Where You Can Find Additional Information................................  48
Index to Consolidated Financial Statements............................... F-1
Underwriting............................................................. U-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               6,000,000 Shares

                             E-TEK Dynamics, Inc.

                                 Common Stock

                                  -----------

                     [LOGO OF E-TEK DYNAMICS APPEARS HERE]

                                  -----------

                             Goldman, Sachs & Co.

                          Morgan Stanley Dean Witter

                             Dain Rauscher Wessels
                   a division of Dain Rauscher Incorporated

                              Schroder & Co. Inc.

                          SoundView Technology Group

                          U.S. Bancorp Piper Jaffray

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth all the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

     SEC registration fee............................................. $ 78,767
     NASD filing fee..................................................   28,834
     NASDAQ National Market listing fee...............................   17,500
     Blue Sky qualification fees and expenses.........................   10,000
     Printing and engraving expenses..................................  100,000
     Legal fees and expenses..........................................  350,000
     Accounting fees and expenses.....................................  100,000
     Transfer agent and registrar fees................................   10,000
     Miscellaneous....................................................   54,899
                                                                       --------
         Total........................................................ $750,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

  As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant's Certificate of Incorporation provides that each person who is or who has agreed to become a director or officer of the Registrant or who has agreed at the request of the Registrant's Board of Directors or an officer of the Registrant to serve as an employee or agent of the Registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Registrant to the full extent permitted by the DGCL or any other applicable laws. Such Certificate of Incorporation also provides that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Certificate, and that no amendment or repeal of such Certificate shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

  The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or any predecessor of the Registrant.

  The Registrant has entered into indemnification agreements with its directors and certain of its officers.

  The Registrant has purchased and maintained insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

  See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities

  Since July 1, 1996, the Registrant has sold and issued the following securities which were not registered under the Securities Act of 1933, as amended:

    1. On July 23, 1997, the Registrant issued 30,000,000 shares of its Class A Convertible Preferred Stock for an aggregate purchase price of $120,000,000, or $4.00 per share, to a group of 8 investors.

    2. On July 23, 1997, the Registrant issued 1,111,111 shares of its Common Stock for an aggregate purchase price of $2,555,555.30, or $2.30 per share, to an executive officer of the Registrant.

    3. On July 23, 1997, the Registrant issued 1,111,110 shares of its Common Stock for an aggregate purchase price of $2,555,553.00, or $2.30 per share, to an employee of the Registrant.

    4. From July 1, 1996 to June 30, 1999, the Registrant issued to employees, officers, directors and consultants of the Registrant options to purchase an aggregate of 13,618,342 shares of Common Stock of the Registrant, at exercise prices ranging from $2.30 per share to $43.50 per share, pursuant to the Registrant's 1997 Equity Incentive Plan, 1997 Executive Equity Incentive Plan and 1998 Stock Plan.

    5. From July 1, 1996 to June 30, 1999, the Registrant issued an aggregate of 7,581,610 shares of Common Stock of the Registrant upon the exercise of options at exercise prices ranging from $2.30 to $10.00 per share.


    6. On June 22, 1999, the Registrant issued 400,062 shares of Common Stock to the shareholders of ElectroPhotonics Corporation in connection with the acquisition of ElectroPhotonics.

  The issuances described in paragraphs 1, 2, 3 and 6 above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. In addition, the sale of securities described in paragraph 5 was deemed to be exempt from the registration requirements of the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The granting of stock options described in paragraph 4 above did not require registration under the Securities Act, or an exemption therefrom, insofar as such grants did not involve a "sale" of securities as such term is used in Section 2(3) of the Securities Act. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to information about the Registrant.

Item 16. Exhibits

  (a) Exhibits

   Exhibit
   Number                              Description
   -------                             -----------
    1.1+   Form of Underwriting Agreement.
    3.1*   Certificate of Incorporation of the Registrant.
    3.2*   Bylaws of the Registrant.
    4.1*   Specimen Stock Certificate of the Registrant.
    5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
   10.1*   Form of Indemnification Agreement for directors and officers of the
           Company.
   10.2*   Employment Agreement, as amended, dated July 23, 1997, by and between the Registrant and Jing Jong Pan.

   Exhibit
   Number                               Description
   -------                              -----------
   10.3*   Employment Agreement, dated October 1, 1997, by and between the
           Registrant and Michael J. Fitzpatrick.
   10.4*   Employment Agreement, dated December 2, 1997, by and between the
           Registrant and Sanjay Subhedar.
   10.5*   Employment Letter Agreement, dated May 26, 1998, by and between the
           Registrant and Philip Anthony.
   10.6*   Employment Letter Agreement, dated July 21, 1998, by and between the
           Registrant and Jim Northington.
   10.7*   Executive Agreement, dated June 27, 1997 and April 1, 1998, by and between the Registrant and Ming Shih.
   10.8*   Executive Agreement, dated June 27, 1997 and April 1, 1998, by and between the Registrant and Kung Shih.
   10.9    Lease, dated February 3, 1999, by and between the Registrant and
           Mission West Properties, L.P.
   10.10*  1998 Stock Plan.
   10.11*  1998 Employee Stock Purchase Plan.
   10.12*  1998 Director Option Plan.
   10.13*  1997 Equity Incentive Plan.
   10.14*  1997 Executive Equity Incentive Plan.
   10.15*  Recapitalization Agreement, as amended, dated June 27, 1997, by and between the Registrant, the Purchasers named therein, Theresa Stone
           Pan, Jing Jong Pan and the Trusts named therein.
   10.16*  Shareholders Agreement, dated July 23, 1997, by and between the
           Registrant and the Shareholders named therein.
   10.17*  Registration Agreement, as amended, dated July 23, 1997, by and among the Registrant, the Investors named therein, Theresa Stone
           Pan, Jing Jong Pan and the J.J. & Theresa Pan Revocable Trust (the
           "Registration Agreement").
   10.18*  Purchase and Sale Agreement for Real Property and Escrow
           Instructions, dated August 28, 1996, by and between the Registrant and TR Brell Cal Corp.
   10.19*  Purchase and Sale Agreement and Escrow Instructions, dated July 11,
           1997, by and between the Registrant and Nexus Properties, Inc.
   10.20*  Standing Loan Agreement, dated November 8, 1996, by and between the
           Registrant and Bank of America National Trust and Savings
           Association.
   10.21*  Business Loan Agreement, as amended, dated September 30, 1997, by and between the Registrant and Bank of America National Trust and
           Savings Association.
   10.22*  Design and Construction Contract, as amended, dated March 30, 1998, by and between the Registrant and Rudolph and Sletten, Inc.
   10.23*  Joint Venture Agreement, dated March 3, 1998, by and between the
           Registrant and Walsin Lihwa Corporation.
   10.24*  Distributorship Agreement, dated March 3, 1998, by and between the
           Registrant and Walsin Lihwa Corporation.
   10.25*  Supply Agreement, dated March 3, 1998, by and between the Registrant and Walsin Lihwa Corporation.
   10.26*  Mutual Confidentiality Agreement, dated September 2, 1997, by and between the Registrant and Walsin Lihwa Corporation.
   10.27*  Technical Licensing Agreement on Fiberoptic Products, dated December
           17, 1997, by and between the Registrant and Walsin Lihwa
           Corporation.
   10.28*  Employment Agreement, dated September 21, 1998, by and between the
           Registrant and William H. Diamond, Jr.

   Exhibit
   Number                               Description
   -------                              -----------
   10.29   Share Purchase Agreement, dated as of May 26, 1999, among the
           Registrant, Shemiran Holdings Inc., A. Tino Alavic, Robert Maaskant,
           Lundy Technology Co. and ElectroPhotonics Corporation.
   10.30   Registration Rights Agreement, dated as of June 22, 1999, by and between the Registrant and the shareholders of E-TEK
           ElectroPhotonics Solutions Corporation.
   10.31+  Amendment No. 2 to Registration Agreement, dated July 23, 1999.
   21.1+   List of E-TEK Dynamics Subsidiaries.
   23.1    Consent of Independent Accountants.
   23.2    Consent of Wilson Sonsini Goodrich & Rosati (See Exhibit 5.1).
   23.3    Consent of Independent Accountants.
   24.1+   Power of Attorney.
   27.1+   Financial Data Schedule.

--------
*Incorporated by reference to the exhibit filed with the Registration
 Statement on Form S-1 (No. 333-61763), as amended.

+Previously filed.

  (b) Financial Statement Schedules

  Schedules have been omitted because the information required to be set forth therein is not applicable or is readily available in the financial statements or notes thereto.

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 29th day of July, 1999.

                                          E-Tek Dynamics, Inc.

                                                /s/ Michael J. Fitzpatrick
                                          By: _________________________________
                                                  Michael J. Fitzpatrick

                                               President and Chief Executive
                                                       Officer

  Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the date indicated.

             Signatures                        Title                 Date


      /s/ Michael J. Fitzpatrick       President, Chief         July 29, 1999
-------------------------------------   Executive Officer
       Michael J. Fitzpatrick           and Chairman of the
                                        Board of Directors
                                        (Principal
                                        Executive Officer)

         /s/ Sanjay Subhedar           Senior Vice              July 29, 1999
-------------------------------------   President,
           Sanjay Subhedar              Operations, Chief
                                        Financial Officer
                                        and Secretary
                                        (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

                  *                    Director                 July 29, 1999
-------------------------------------
         Walter G. Kortschak

                                       Director
-------------------------------------
           David W. Dorman

                                       Director
-------------------------------------
          Joseph W. Goodman

                  *                    Director                 July 29, 1999
-------------------------------------

          Donald J. Listwin
                  *                    Director                 July 29, 1999
-------------------------------------
           Peter Y. Chung

*By:   /s/ Sanjay Subhedar
-------------------------------------
           Sanjay Subhedar
          Attorney-in-Fact

                                 EXHIBIT INDEX

   Exhibit
   Number                               Description
   -------                              -----------
    1.1+   Form of Underwriting Agreement.
    3.1*   Certificate of Incorporation of the Registrant.
    3.2*   Bylaws of the Registrant.
    4.1*   Specimen Stock Certificate of the Registrant.
    5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.
   10.1*   Form of Indemnification Agreement for directors and officers of the
            Company.
   10.2*   Employment Agreement, as amended, dated July 23, 1997, by and between the Registrant and Jing Jong Pan.
   10.3*   Employment Agreement, dated October 1, 1997, by and between the
            Registrant and Michael J. Fitzpatrick.
   10.4*   Employment Agreement, dated December 2, 1997, by and between the
            Registrant and Sanjay Subhedar.
   10.5*   Employment Letter Agreement, dated May 26, 1998, by and between the
            Registrant and Philip Anthony.
   10.6*   Employment Letter Agreement, dated July 21, 1998, by and between the
            Registrant and Jim Northington.
   10.7*   Executive Agreement, dated June 27, 1997 and April 1, 1998, by and between the Registrant and Ming Shih.
   10.8*   Executive Agreement, dated June 27, 1997 and April 1, 1998, by and between the Registrant and Kung Shih.
   10.9    Lease, dated February 3, 1999, by and between the Registrant and
            Mission West Properties, L.P.
   10.10*  1998 Stock Plan.
   10.11*  1998 Employee Stock Purchase Plan.
   10.12*  1998 Director Option Plan.
   10.13*  1997 Equity Incentive Plan.
   10.14*  1997 Executive Equity Incentive Plan.
   10.15*  Recapitalization Agreement, as amended, dated June 27, 1997, by and between the Registrant, the Purchasers named therein, Theresa Stone
            Pan, Jing Jong Pan and the Trusts named therein.
   10.16*  Shareholders Agreement, dated July 23, 1997, by and between the
            Registrant and the Shareholders named therein.
   10.17*  Registration Agreement, as amended, dated July 23, 1997, by and among the Registrant, the Investors named therein, Theresa Stone
            Pan, Jing Jong Pan and the J.J. & Theresa Pan Revocable Trust (the
            "Registration Agreement").
   10.18*  Purchase and Sale Agreement for Real Property and Escrow
            Instructions, dated August 28, 1996, by and between the Registrant and TR Brell Cal Corp.
   10.19*  Purchase and Sale Agreement and Escrow Instructions, dated July 11,
            1997, by and between the Registrant and Nexus Properties, Inc.
   10.20*  Standing Loan Agreement, dated November 8, 1996, by and between the
            Registrant and Bank of America National Trust and Savings
            Association.
   10.21*  Business Loan Agreement, as amended, dated September 30, 1997, by and between the Registrant and Bank of America National Trust and
            Savings Association.
   10.22*  Design and Construction Contract, as amended, dated March 30, 1998, by and between the Registrant and Rudolph and Sletten, Inc.
   10.23*  Joint Venture Agreement, dated March 3, 1998, by and between the
            Registrant and Walsin Lihwa Corporation.
   10.24*  Distributorship Agreement, dated March 3, 1998, by and between the
            Registrant and Walsin Lihwa Corporation.

   Exhibit
   Number                               Description
   -------                              -----------
   10.25*  Supply Agreement, dated March 3, 1998, by and between the Registrant and Walsin Lihwa Corporation.
   10.26*  Mutual Confidentiality Agreement, dated September 2, 1997, by and between the Registrant and Walsin Lihwa Corporation.
   10.27*  Technical Licensing Agreement on Fiberoptic Products, dated December
            17, 1997, by and between the Registrant and Walsin Lihwa
            Corporation.
   10.28*  Employment Agreement, dated September 21, 1998, by and between the
            Registrant and William H. Diamond, Jr.
   10.29   Share Purchase Agreement, dated as of May 26, 1999, among the
            Registrant, Shemiran Holdings Inc., A. Tino Alavie, Robert
            Maashant, Lundy Technology Co. and ElectroPhotonics Corporation.
   10.30   Registration Rights Agreement, dated as of June 22, 1999, by and between the Registrant and the shareholders of E-TEK
            ElectroPhotonics Solutions Corporation.
   10.31+  Amendment No. 2 to Registration Agreement, dated July 23, 1999.
   21.1+   List of E-TEK Dynamics Subsidiaries.
   23.1    Consent of Independent Accountants.
   23.2    Consent of Wilson Sonsini Goodrich & Rosati (See Exhibit 5.1).
   23.3    Consent of Independent Accountants.
   24.1+   Power of Attorney (see pg. II-5).
   27.1+   Financial Data Schedule.

--------
*Incorporated by reference to the exhibit filed with the Registration Statement on Form S-1 (No. 333-61763), as amended.

+Previously filed.